UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

The Cheesecake Factory Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

April 16, 2020
Dear Stockholder:
First and foremost, I would like to take this opportunity to recognize the unprecedented impact the coronavirus known as COVID-19 has had on our business and communities. As we navigate through this crisis, the health and well-being of our staff members and guests remains our number one priority. We have been following the guidance of the Centers for Disease Control and Prevention and our local health departments and will continue to do so throughout this evolving situation. While the situation remains fluid, we are taking decisive but difficult actions to enable our restaurants to manage through the specific circumstances in their communities and are grateful for the opportunity at present to continue to serve and comfort our guests via to-go and delivery orders. With 42 years of history as a guide, we believe we will overcome these challenging near-term operating conditions and be even better positioned for the long term.
It is within this context and background that we cordially invite you to virtually attend The Cheesecake Factory Incorporated, a Delaware corporation (the “Company” and “we,” “us” or “our”), annual meeting of stockholders on Thursday, May 28, 2020 at 10:00 a.m., Pacific Daylight Time (“Annual Meeting”). Due to the COVID-19 pandemic and related governmental orders, we are holding a virtual-only meeting. Stockholders can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CAKE2020 by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Pursuant to rules adopted by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting via the Internet, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the virtual Annual Meeting, you will have the right to revoke your proxy and vote your shares via the Internet. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. Additionally, if you hold your shares through an account with a brokerage firm, bank or other nominee, you may not vote these shares online at the virtual Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the virtual Annual Meeting.
Sincerely,
/s/ David Overton
David Overton
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 28, 2020:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

    Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 28, 2020

The 2020 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation (the “Company” and “we,” “us” or “our”), will be held at virtually at www.virtualshareholdermeeting.com/CAKE2020, on Thursday, May 28, 2020, beginning at 10:00 a.m., Pacific Daylight Time (“Annual Meeting”), for the following purposes:
1.
To elect eight (8) nominees to serve as directors of the Company for a term to expire at the Company’s 2021 annual meeting of stockholders or until their respective successors shall be elected and qualified;

2.
To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020, ending December 29, 2020;

3.
To approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

There will be no physical meeting location. The meeting will only be conducted via a webcast. The Board of Directors has fixed the close of business on March 31, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
/s/ Scarlett May
Scarlett May
Secretary
Calabasas Hills, California
April 16, 2020
IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING

   We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CAKE2020. The webcast will start at 10:00 a.m., Pacific Daylight Time, on Thursday, May 28, 2020. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

i

ii

iii

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2020

INTRODUCTION
General
This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the annual meeting of stockholders to be held virtually at www.virtualshareholdermeeting.com/CAKE2020, on Thursday, May 28, 2020, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof  (“Annual Meeting”). There will be no physical meeting location. The meeting will only be conducted via a webcast. We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 17, 2020.
Internet Availability of Proxy Materials
The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) are available at www.proxyvote.com.
Householding of Proxy Materials
Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we may deliver one copy of each of the Notice of Annual Meeting, this Proxy Statement and Annual Report to two or more stockholders sharing the same address. This process, which is commonly referred to as “householding,” helps lower our costs and conserve natural resources. In accordance with these rules, only one Proxy Statement and Annual Report, or Notice of Availability, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, or Notice of Availability, please notify your broker or direct your written request to Stacy Feit, Vice President of Investor Relations, The Cheesecake Factory Incorporated, 26901 Malibu Hills Road Calabasas Hills, California 91301, (818) 871-3000. Stockholders who currently receive multiple copies of the Proxy Statement and Annual Report, or Notice of Availability, at their address and would like to request “householding” of their communications should contact their broker.
Voting; Quorum; Abstentions and Broker Non-Votes
As of the close of business on March 31, 2020, the record date fixed by the Board for the Annual Meeting (“Record Date”), 45,461,336 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on March 31, 2020 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Stockholders do not have cumulative voting rights and will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.
The representation of a majority of the shares entitled to vote at the Annual Meeting, present in person (including via the virtual Annual Meeting) or represented by proxy will represent a quorum for the transaction of business. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining or constitutes a broker non-vote.

For Proposal 1, our Bylaws provide that, in the election of directors, nominees shall be elected by a plurality of the votes cast by the holders of shares of common stock present in person (including via the virtual Annual Meeting) or represented by proxy at the Annual Meeting; provided, that each nominee has agreed that if elected, he or she will submit an irrevocable resignation for consideration by the Board promptly following an uncontested election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that the number of nominees for director does not exceed the number of directors to be elected at that meeting. A majority of votes cast means that the number of shares cast “FOR” a ‘nominee’s election exceeds the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a nominee. “Broker non-votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.
Proposals 2 and 3 require the approval of a majority of the shares of common stock present in person (including via the virtual Annual Meeting) or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes “AGAINST” the proposal. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected on Proposal 2.
How to Vote at the Virtual Annual Meeting
If you are the record holder of your stock as of the Record Date, you may submit a proxy by executing and returning the enclosed proxy card(s) in the provided postage-paid envelope. You may also attend the virtual Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/CAKE2020 during the Annual Meeting. You will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
If a bank, broker or other nominee is the record holder of your stock on the Record Date, you will be able to vote by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee. If a bank, broker or other nominee is the record holder of your stock on the Record Date you must obtain and submit a legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the Record Date.
Proxies
Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder’s option by (i) attending and voting at the virtual Annual Meeting, as described above (although attending the virtual Annual Meeting via the Internet itself will not revoke a proxy), or (ii) filing a written notice with Scarlett May, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.
If no directions are given, the shares represented by such proxies will be voted:
•
FOR the election of the Board’s nominees for director: Mses. Edie A. Ames and Janice L. Meyer and Messrs. Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon;

•
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2020, ending December 29, 2020; and

•
FOR approval of, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).
How do I attend the Virtual Annual Meeting?
The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific Daylight Time on May 28, 2020. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time. If you encounter any difficulties accessing the webcast, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/CAKE2020 using the 16-digit control number on the proxy card or voting instruction form.
Can I submit questions prior to or at the Virtual Annual Meeting?
Stockholders may submit questions in writing in advance or during the Annual Meeting at the following website: www.virtualshareholdermeeting.com/CAKE2020. Stockholders will need the 16-digit control number which appears on their proxy card (printed in the box and marked by the arrow) and the instructions that accompanied their proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.
Solicitation
We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

ITEMS TO BE VOTED ON
PROPOSAL ONE
Election of Directors
General.   Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at eight.
Nominees.   Our Director nominees exhibit diverse backgrounds, experience, skills, tenure and perspectives that uniquely contribute to the success of our business.

Qualifications and Attributes	David Overton	Edie A. Ames	Alexander L. Cappello	Jerome I. Krandsdorf	Janice L. Meyer	Laurence B. Mindel	David B. Pittaway	Herbert Simon
Accounting/Auditing			•	•	•		•	
Business Operations & Strategy	•	•	•	•	•	•	•	•
Capital Management & Investment Markets	•		•	•	•		•	
Corporate Finance	•	•	•	•	•	•	•	•
Corporate Governance Leadership	•		•	•		•	•	•
Financial Expertise/Acumen	•		•	•	•		•	
Independence		•	•	•	•	•	•	•
Industry Experience	•	•			•	•	•	
International	•	•	•			•	•	•
Other Recent Public Board Experience			•			•	•	•
Public Company Executive Experience	•	•	•	•		•	•	•
Real Estate	•					•		•
Regulatory/Risk Management	•	•	•			•	•	
Demograhic Background								
Director Since	**1992**	**2016**	**2008**	**1997**	**2020**	**2012**	**2009**	**2011**
Age (Years)	**74**	**53**	**64**	**81**	**60**	**82**	**68**	**85**
Gender (Male/Female)	**M**	**F**	**M**	**M**	**F**	**M**	**M**	**M**

The Corporate Governance and Nominating Committee of the Board (“Governance Committee”) recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2021 annual meeting of stockholders or until their respective successors shall be elected and duly qualified: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Janice L. Meyer; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled “Our Board of Director Nominees” in this Proxy Statement.
Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Mses. Edie A. Ames and Janice L. Meyer, and Messrs. Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon.
In the event any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy
Required Vote.   Our Bylaws provide that, in the election of directors, nominees shall be elected by a plurality of the votes cast by the holders of shares of common stock present in person (including via the virtual Annual Meeting) or represented by proxy at the Annual Meeting; provided that each nominee must agree that, in an uncontested election, if elected, he or she will submit an irrevocable resignation for consideration by the Board promptly following the election if he or she fails to receive a majority of votes cast. Each of the nominees included in this proposal has so agreed. An uncontested election (such as the election held at this Annual Meeting) means that the number of nominees for director does not exceed the number of directors to be elected at that meeting. A majority of votes cast means that the number of shares cast “FOR” a ‘nominee’s election exceeds the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a nominee. “Broker non-votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EDIE A. AMES, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, JANICE L. MEYER, DAVID OVERTON, DAVID B. PITTAWAY AND HERBERT SIMON TO THE BOARD.

PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of our Board (“Audit Committee”) has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 29, 2020. KPMG has served as our independent registered public accounting firm since fiscal year 2018. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.
Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of KPMG, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders’ best interests.
Dismissal and Engagement of Independent Registered Public Accounting Firms.   On March 1, 2018, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and provided PwC with notice of such dismissal. The audit reports of PwC on our consolidated financial statements for the fiscal years ended January 2, 2018 and January 3, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended January 2, 2018 and January 3, 2017, and during the ‘during the subsequent interim period through March 1, 2018: (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
We provided PwC with a copy of the disclosures in a Current Report on Form 8-K (the “Report”) prior to filing the Report with the SEC on March 7, 2018. We requested that PwC furnish a letter addressed to the SEC stating whether PwC agrees with the statements regarding PwC in the Report and, if not, stating the respects in which it did not agree. A copy of PwC’s letter dated March 7, 2018 to the SEC, stating that it agreed with these statements, was filed as Exhibit 16.1 to the Report.
We engaged KPMG as our independent registered public accounting firm for the fiscal years ending January 1, 2019 and December 31, 2019, respectively. These engagements were approved by the Audit Committee.
During our fiscal years ended January 2, 2018 and January 3, 2017, and during the subsequent interim period through March 1, 2018, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv)) or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).
Independent Registered Public Accounting Firm Fees and Services.   The following table shows the fees for professional services by KPMG for the audit of our annual financial statements for the fiscal years ended December 31, 2019 and January 1, 2019, and fees for other services rendered by KPMG during that period.
	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$1,618,100	$669,900
All Other Fees(2)	1,780	1,780
Total Fees	$1,619,880	$671,680

(1)
Audit Fees represent fees for the audit of our annual financial statements, reviews of the related quarterly financial statements and services normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and costs associated with our acquisition of North Italia and Fox Restaurant Concepts LLC.

(2)
All Other Fees represent fees for access to KPMG’s accounting literature research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm.   The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee also evaluates our independent registered public accounting firm’s lead engagement partner, who is rotated every five years. The Audit Committee’s charter grants to the Audit Committee sole authority to approve the independent auditor’s fee arrangements and other terms of service, and to preapprove any permitted non-audit services to be provided by the independent auditor. The charter allows the Audit Committee to delegate the preapproval of audit and permitted non-audit services to one or more of its members, provided that such members shall report any such approvals to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of such fees for both audit and non-audit accounting services requested does not exceed $25,000 per fiscal quarter. The Chair is also required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee’s charter does not provide the Audit Committee with authority to delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm. The waiver of pre-approval provisions set forth in applicable rules of the SEC was not used to approve any of the services described above in fiscal 2019.
Required Vote.   The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2020 requires the affirmative vote of a majority of the shares of common stock present in person (including via the virtual Annual Meeting) or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote “AGAINST” Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal. This Proposal 2 is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected on Proposal 2.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

PROPOSAL THREE
Non-Binding, Advisory Vote on Executive Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a “say-on-pay vote”). Accordingly, you may vote on the following resolution at the 2020 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED.”
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs reward sustained performance that is aligned with long-term stockholder interests, with a balance of:
•
short-term incentives (including annual cash incentives tied to pre-established EBITDAR and strategic performance goals),

•
long-term incentives (including stock options, restricted stock and restricted stock units, that each generally fully vest over five years; with 50% of the annual grant value being comprised of restricted stock subject to achievement of pre-established EPS, sales per square foot and profit performance conditions for three fiscal years), and

•
sound governance features to mitigate the potential for compensation related risk, including executive stock ownership guidelines.

Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.
This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We currently ask our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers on an annual basis, and we expect to hold the next such vote at the 2021 annual meeting of stockholders.
Required Vote.   The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person (including via the virtual Annual Meeting) or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will have the same effect as a vote “AGAINST” Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL,
ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S
NAMED EXECUTIVE OFFICERS.

THE BOARD AND CORPORATE GOVERNANCE
Director Nominations Process
The Board has adopted “Policies and Procedures Regarding Board of Director Candidates” (the “Nominations Policy”), which describes the process by which candidates are selected for possible inclusion in the Board’s recommended slate of director nominees. Our Nominations Policy expresses the Board’s commitment to actively seek highly-qualified candidates possessing diversity of gender and ethnicity to include in the pool from which nominees are chosen. The Nominations Policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for “Governance.” The Governance Committee administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee reviews, at least annually, the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders. The Governance Committee may solicit recommendations for nominees from directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record or beneficial owner that complies with the Nominations Policy.
Minimum Qualifications.   The Nominations Policy contains the following minimum qualifications for candidates for nomination to the Board:
•
Pursuant to our Bylaws, each candidate nominated by a stockholder must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if elected.

•
Pursuant to our Bylaws, each candidate must agree that if elected he or she will submit an irrevocable resignation to our Company’s Secretary promptly following his or her election or reelection that will be effective upon (i) such director’s failure to receive a “majority vote” for reelection in any “uncontested election” (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

•
Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

•
Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
Each candidate must be prepared to participate fully in Board activities, including (with respect to non-employee candidates) active membership on Board committee(s) if appointed as a committee member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Criteria for Evaluating Candidates; Diversity.   As described in the Nominations Policy, our Board believes director diversity enhances dialogue in the boardroom, contributing to thorough analysis of proposals and informed decision-making. The Governance Committee seeks to further develop the diverse characteristics of the Board with the goal of enhancing the Board’s ability to adequately perform its responsibilities and adhere to good corporate governance practices.
In evaluating nominations, the Governance Committee will take into consideration the overall composition of the Board, the balance of different capabilities and overall diversity in its broadest sense including in the areas of personal and professional experiences, age, gender, ethnicity, geography, financial and managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics.
In addition, the Governance Committee is committed to actively seeking highly qualified candidates who reflect diversity of gender and ethnicity to include in the pool from which Board nominees are chosen, including candidates from non-executive corporate positions and non-traditional environments.

The Governance Committee will periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this review, the Governance Committee will present any recommendation for changes of the policy or protocols to the Board.
The Governance Committee will consider the following criteria, among other factors, in evaluating candidates for nomination in light of the size and composition of the Board and its committees:
•
Satisfaction of the minimum qualifications established by the Governance Committee.

•
Education and other training.

•
Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

•
Whether the candidate would qualify as an “independent” director as defined by Nasdaq’s listing standards.

•
The candidate’s reputation for judgment and honesty.

•
The existence of any of the relationships described in Item 407(e)(4) of Regulation S-K (“Compensation Committee Interlocks and Insider Participation”).

•
The number and identity of any other boards of directors of which the candidate is a member.

•
Other professional and personal commitments that could affect the candidate’s ability to serve.

Stockholder Recommendations to the Governance Committee for Nomination of Directors.   The Nominations Policy provides that the Governance Committee will consider recommendations for nominations submitted by stockholders of record or beneficial owners. In order to give the Governance Committee enough time to evaluate a recommended candidate, the recommendation must be received by our Secretary at our principal executive offices no later than the 120th day before the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. With respect to the 2021 annual meeting of stockholders, recommendations must be received on or before December 18, 2020. The stockholder’s recommendation must include all of the following:
•
The stockholder’s name, address and telephone number.

•
The recommended candidate’s name, address and telephone number.

•
The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

•
A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

•
A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

•
Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

Evaluation of Candidates.   All qualified candidates identified through the process outlined above, including incumbents, will be evaluated based on the same criteria. If, based on the initial evaluation, a new candidate continues to be of interest, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted, and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members may appoint another member of the Governance Committee to head the review process for the Chair’s reconsideration.

Future Revisions to the Nominations Policy.   The Governance Committee’s Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.
General Nomination Right of All Stockholders.   Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may be made only by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal executive offices. Such notice must be received by the Secretary no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days nor more than 120 days prior to the annual meeting. For further information on the timely nomination of a person for election as a director of the Company at the 2021 annual meeting of stockholders, see “Stockholder Proposals for the 2021 Annual Meeting of Stockholders.”
In the event we increase the number of directors to be elected and we make no public announcement at least 100 days prior to the first anniversary of the preceding year’s annual meeting that names all of the nominees for director or specifies the size of the increased Board, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) not later than ten days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or such public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder’s notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to a sufficient number of holders of a percentage of our voting shares to elect the nominee or nominees proposed by the stockholder.
The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website at investors.thecheesecakefactory.com, by clicking on the link for “Governance.”
Qualifications of Current Directors and Director Nominees.   The Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Governance Committee’s requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.
Our Board of Director Nominees
The Governance Committee recommended, and our Board nominated, all eight of our current directors for re-election at the Annual Meeting to serve a one-year term expiring at the 2021 annual meeting of stockholders or until their respective successors shall be elected and qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

David Overton
Director since 1992
David Overton, age 74, has served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the namesake concept and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He has grown The Cheesecake Factory® into an international brand and created three other concepts, Grand Lux Cafe®, RockSugar Southeast Asian Kitchen® and Social Monk Asian Kitchen™. Under Mr. Overton’s leadership, the Company recently acquired North Italia and the balance of Fox Restaurant Concepts (“FRC”). Our revenues reached $2.5 billion in 2019, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of  $10.7 million in fiscal 2019. Among Mr. Overton’s many professional honors, he has received the International Foodservice Manufacturers Association “Silver Plate Award,” recognizing the most outstanding and innovative talent in foodservice operations; the “Executive of the Year Award” from Restaurants & Institutions Magazine; the “MenuMasters Hall of Fame Award” and “Golden Chain Award” from Nation’s Restaurant News, for his outstanding contributions to menu design and foodservice research and development; the “Entrepreneur of the Year” in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve; and the “Leadership Roundtable-Industry Leadership Award.” Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation (the “Foundation”), a 501(c)(3) qualified, non-profit charitable organization which raises funds for a variety of worthy causes and provides a means for our approximately 46,250 staff members to perform charitable work in their communities.
When evaluating Mr. Overton’s qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Overton’s essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts and the importance of Mr. Overton’s strategic vision.
Edie A. Ames
Director since 2016
Edie A. Ames, age 53, brings over 32 years of restaurant industry experience across the casual dining, fast-casual and fine dining segments. Ms. Ames currently serves as President of Tastes on the Fly Airport Restaurant Group, a San Francisco-based company. Previously, she held numerous leadership roles, including Chief Executive Officer of The Pie Hole, a Los Angeles based fast casual dining restaurant. Previously, she held numerous leadership roles, including President of The Counter and BUILT® Custom Burgers, Executive Vice President of Wolfgang Puck Catering, Chief Operating Officer of both Real Mex Restaurants and Del Frisco’s Restaurant Group, and President of Morton’s Restaurant Group. Earlier in her career she spent 11 years at California Pizza Kitchen, Inc. where she held positions of increasing responsibility.
When evaluating Ms. Ames’ qualifications for Board service, the Governance Committee and the Board considered Ms. Ames’ more than 32 years of restaurant industry experience, including operational experience, domestic and international licensing and franchise experience, numerous leadership roles with a variety of restaurant concepts across the casual dining, fast-casual and fine dining segments and her current status as an “independent director” under Nasdaq rules.
Alexander L. Cappello
Director since 2008
Alexander L. Cappello, age 64, has led several public and private companies over the past 45 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also a director of Virco Manufacturing Corporation (Nasdaq), California Ethanol & Power, Santa Maria Energy Holdings, LLC, Nano Financial Holdings, The Agnew Companies and Caldera Medical Corp, and an advisor to the board of Gusmer Enterprises. Mr. Cappello is a director of RAND Corporation’s Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (Nasdaq), and Geothermal Resources Intl. (AMEX), and a former director of California Republic Bank.

When evaluating Mr. Cappello’s qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello’s extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, designation by our Board as an “audit committee financial expert,” former service on the boards of other public companies, including another restaurant company, corporate governance expertise and his current status as an “independent director” under Nasdaq rules.
Jerome L. Kransdorf
Director since 1997
Jerome I. Kransdorf, age 81, has more than 46 years of investment management experience. Mr. Kransdorf retired in 2014 as President of JaK Direct, a division of Muriel Siebert & Co., Inc. where he worked from 2001 to 2014. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies. Mr. Kransdorf serves as our Lead Director.
When evaluating Mr. Kransdorf’s qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf’s more than 46 years’ of investment management experience, his depth of knowledge and experience specific to us, his current service as Lead Director, Chair of the Governance Committee and member of the Audit Committee and Compensation Committee and his current status as an “independent director” under Nasdaq rules.
Janice L. Meyer
Director since 2020
Janice L. Meyer, age 60, brings over 25 years of restaurant investment experience. She is currently Co-Founder and Managing Partner of Rellevant Partners, a private equity firm. Prior to founding Rellevant, Ms. Meyer was a Managing Director and Senior Restaurant Analyst in the Equity Research Department of Donaldson Lufkin & Jenrette, which was acquired by Credit Suisse Group AG (NYSE) in 2000. She was also a Managing Director in the investment banking division of Morgan Stanley (NYSE). She was formerly a director of Chopt Creative Salad Co., a fast casual salad restaurant group, and is currently a director of Tillster, Inc., a food ordering and delivery technology company. She is also a trustee of the Windward School in New York.
When evaluating Ms. Meyer’s qualifications for Board service, the Governance Committee and the Board considered Ms. Meyer’s more than 25 years’ experience in the restaurant industry, extensive restaurant specific financial background, experience as a restaurant stock analyst and her current status as an “independent director” under Nasdaq rules.
Laurence B. Mindel
Director since 2012
Laurence B. Mindel, age 82, has more than 50 years of experience as a restaurant creator, developer and operator and is currently the Managing Partner of Poggio Trattoria, an award-winning Italian restaurant, and Copita Tequileria Y Comida, a “modern” Mexican restaurant, both located in Sausalito and Convivo, a “nomad Italian” restaurant in Santa Barbara, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry’s Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga’s restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (Nasdaq) and was subsequently taken private in 2001. His professional honors include Nation’s Restaurant News “Golden Chain” award, International Foodservice Manufacturers Association “Gold Plate” award, Food Arts Magazine “Silver Spoon” award, Leadership Roundtable Conference award for Distinguished & Exemplary Leadership in the Food Service Industry and, in 1998, he was inducted into the California Restaurant

Association’s Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.
When evaluating Mr. Mindel’s qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel’s more than 50 years’ experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his current service as a member of the Compensation Committee and Governance Committee, his prior service as a member of the Compensation Committee and his current status as an “independent director” under Nasdaq rules.
David B. Pittaway
Director since 2009
David B. Pittaway, age 68, is Vice Chairman, Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as Vice Chairman and Senior Managing Director of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of Shelf Drilling, Inc., and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Bravo Brio Restaurant Group, Morton’s Restaurant Group and McCormick & Schmick’s Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.
When evaluating Mr. Pittaway’s qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his service as a member (and now Chair) of our Audit Committee, his designation by our Board as an “audit committee financial expert” and his current status as an “independent director” under Nasdaq rules.
Herbert Simon
Director since 2011
Herbert Simon, age 85, is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S.A. publicly-traded real estate investment trust. Mr. Simon has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field in Long Island, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association’s franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association’s Board of Governors and continues to serve as a member of such board. Mr. Simon also is the owner of the Indiana Fever, a Women’s National Basketball Association franchise. He is also active in numerous community and civic organizations.
When evaluating Mr. Simon’s qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon’s considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, Inc., a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee and the Governance Committee, and his current status as an “independent director” under Nasdaq rules.
Except as set forth above, each nominee has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under SEC rules.

Director Independence
The Board has determined each of the following directors to be an “independent director” as defined under Nasdaq rules: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Janice L. Meyer; Laurence B. Mindel; David B. Pittaway; and Herbert Simon. In this Proxy Statement, these seven directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”
Board Leadership Structure and Lead Director
Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives, long-term planning and enterprise risk management.
In addition to Mr. Overton’s leadership on the Board, we determined that the appointment of an independent, lead director (“Lead Director”) would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.
The Lead Director presides at executive sessions of the Independent Directors, serves as principal liaison between the Independent Directors and the Chairman, works with the Chairman to set and approve the schedule and agenda for meetings of our Board and its committees, directs the retention of advisors and consultants who report directly to the Board, serves as liaison for consultation and communication with stockholders, oversees the annual evaluation of our Board and its committees and evaluates, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer’s performance. For information on our Board leadership, including the role of our Chairman and Lead Director, please see the section below entitled “Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.”
Role of the Board in Risk Oversight
While the Audit Committee monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board’s desire to receive feedback from a broad spectrum of disciplines regarding management’s plans with respect thereto. The Board meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks, including cyber security risk. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.
Meeting Attendance
During fiscal 2019, the Board held eight meetings and the Independent Directors held two executive sessions without management present. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2019, please see the section below entitled “Committees of the Board of Directors.” All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served while they were on the Board in fiscal 2019.
Our Board members are encouraged to attend our annual meeting of stockholders and all of our directors were present at the 2019 annual meeting.

Committees of the Board of Directors
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Committee membership as of the date of this Proxy Statement is as follows:
Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
David Overton, Chairman of the Board	—	—	—
Edie A. Ames	—	—	Member
Alexander L. Cappello	Member*	Chair	—
Jerome I. Kransdorf, Lead Director	Member	Member	Chair
Janice L. Meyer	Member	—	—
Laurence B. Mindel	—	Member	Member
David B. Pittaway	Chair*	—	—
Herbert Simon	—	Member	Member
Number of Meetings in 2019	10	6	3
*
Designated by the Board as an “audit committee financial expert.”

The Board determined that each member of the committees of the Board in service for all of fiscal 2019 met the independence requirements applicable to those committees under SEC and Nasdaq rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting generally held in conjunction with each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.
Audit Committee.   The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and internal controls over financial reporting; our compliance with legal and regulatory requirements; our independent registered accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered accounting firm. The Audit Committee provides an avenue of communication among our independent registered accounting firm, management, the internal audit function and the Board and issues the report of the Audit Committee required by the SEC to be included in this Proxy Statement. Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.
The Audit Committee conducts an annual performance evaluation of its composition, compliance procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our independent registered accounting firm’s independence. The Audit Committee also reviews material written communications our independent registered accounting firm may provide to management and discusses any concerns with the auditors and management.
Our Audit Committee also has oversight over the recoupment of any bonus awards paid to our executive officers if we were required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus was directly based on such financial statement.
Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed “related party transaction.” For this purpose, “related party transaction”

means a transaction between the Company and a related person that is required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see “Policies Regarding Review, Approval or Ratification of Transactions with Related Persons” in this Proxy Statement. The Audit Committee conducts an annual evaluation of its charter.
Compensation Committee.   The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and causes to be prepared the report of the Compensation Committee required by the SEC to be included in this Proxy Statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Compensation Committee. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.
The Compensation Committee regularly reviews and discusses with management the Company’s compensation policies to assess any risks reasonably likely to have a material adverse effect on the Company. The Compensation Committee is also tasked with overseeing or making recommendations to the Board with respect to: (i) stock ownership guidelines for executive officers and monitoring compliance therewith; (ii) policies governing “insider” trading, hedging and pledging of Company stock and reviewing compliance therewith; and (iii) any clawback policies. The Compensation Committee also advises the Board on management proposals to stockholders on executive compensation matters, including advisory votes on executive compensation and frequency of such votes, and proposals received from stockholders on executive compensation matters. The Compensation Committee is charged with reviewing the results of such votes and considering any implications in connection with the Compensation Committee’s ongoing determinations and recommendations regarding the Company’s executive compensation policies and practice.
The Compensation Committee approves and administers our incentive compensation programs, including our long-term equity and short-term bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plan. See “Oversight of Named Executive Officer Compensation” for additional information regarding our process for determining executive compensation, including the role of Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, and the Chief Executive Officer. The Compensation Committee conducts an annual evaluation of its charter.
Governance Committee.   The Governance Committee operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders and the establishment and composition of committees of the Board. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee assists the Chief Executive Officer in succession planning for key executive positions. The Governance Committee conducts an annual evaluation of its charter.
Committee Charters.   All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled “Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.”
Designation of Audit Committee Financial Experts
With the assistance of our outside legal counsel, the Board has determined that David B. Pittaway and Alexander L. Cappello are each an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials
Available on Our Website
Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a “Summary of Corporate Governance Principles and Guidelines” (“Corporate Governance Guidelines”) which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our directors on boards of other publicly-traded companies, director and executive officer stock ownership guidelines and our policy on communicating concerns to our Board.
Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at investors.thecheesecakefactory.com, by clicking on the link for “Governance”:
•
Bylaws

•
Code of Ethics for Executive Officers, Senior Financial Officers and Directors

•
Code of Ethics and Code of Business Conduct

•
Committee Charters (Audit Committee, Compensation Committee and Governance Committee)

•
Policies and Procedures Regarding Board of Director Candidates

Throughout this Proxy Statement, we may refer to various documents that are available on our website. The contents posted on, or accessible through, our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.
Stockholder Engagement
We appreciate the relationships we have been able to foster with our stockholders and value their input. Members of our senior leadership team regularly engage in meaningful dialogue with our stockholders throughout the year on topics including business initiatives and results, strategy and capital allocation. In addition, we have developed an ongoing practice of discussing important governance issues with our significant stockholders in an effort to continuously improve our governance processes and communication. These engagements routinely cover corporate governance, executive compensation, environmental and social programs and goals and other topics that may be important to us or our stockholders at the time. We generally hold these discussions during the fall, but may request engagement at other times if warranted. We share feedback we receive with other members of our senior leadership team and board of directors for consideration and discussion.
Stockholder Communications with the Board
Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines at investors.thecheesecakefactory.com for a description of this process.
Sustainability
For us, the term “sustainability” informs how we operate in relation to our people and communities, natural environment and our supply chain. We evaluate our business and how we operate our corporate-owned restaurants in an effort to identify, create and implement meaningful and sustained change and are pleased to share the progress we have made. However, the COVID-19 pandemic has had an unprecedented impact on our business and the restaurant industry as a whole, and the ongoing effects of this pandemic on our sustainability initiatives are unknown at this time.
Please visit our website at https://www.thecheesecakefactory.com/corporate-social-responsibility/sustainability/ for updates regarding our efforts and accomplishments toward becoming a more sustainable company. A selection of our sustainability progress and highlights over the last year is provided below.

People and Communities
•
Beginning 18 years ago, each Thanksgiving Day, the Foundation has sponsored a Thanksgiving Day Feast for the underprivileged. Each year, our staff volunteer to prepare and serve freshly roasted turkey with all the trimmings and The Cheesecake Factory’s legendary seasonal pumpkin cheesecake to thousands of low-income adults and children at Salvation Army locations around the United States.

•
The Foundation’s Annual Invitational Charity Golf Tournament & auction invites The Cheesecake Factory vendors, associates and corporate staff members to join together and raise much needed funds. These funds are used to expand Foundation programs and result in a substantial annual donation to the City of Hope Comprehensive Cancer Center, bio-medical research and treatment facility in Duarte, California. Since the inception of its Annual Invitational Charity Golf Tournament, the Foundation has raised approximately $3.7 million, including $250,000 in fiscal 2019, for the City of Hope Comprehensive Cancer Center, a leading research and treatment center for cancer, diabetes and other life threatening diseases in Southern California.

•
The Foundation’s “Give Back” program provides financial sponsorship to non-profit organizations (excluding political or religious groups) supported by our staff. We encourage our staff to identify causes that are personally meaningful, and to organize team volunteer outings, which also supports increased employee engagement.

•
In fiscal 2019, we donated $300,000 to Feeding America through sales of our Very Cherry Ghirardelli® Cheesecake and Pineapple Upside-Down Cheesecake, bringing our total contributions to over $5 million over the past twelve years.

•
Every September, which is nationally recognized as Hunger Action Month, we invite all staff to participate in our Peanut Butter Drive. Our staff members collect jars of peanut butter (a favorite staple of food banks) and monetary donations during the month to donate to the network of Feeding America food banks. Nationwide in fiscal 2019, our staff members collected approximately 250,000 pounds of peanut butter for donation to Feeding America’s annual campaign.

•
The Cheesecake Factory and Grand Lux Cafe restaurants participate in a food donation program which redirects surplus food away from landfills to local and regional feeding agencies for distribution to food banks and homeless shelters. Since the program’s inception in 2007, we have donated more than 5.1 million pounds of food, including approximately 475,000 pounds in fiscal 2019.

•
Our restaurants participate in a gift card donation program, providing gift cards to local schools and charities for fundraisers and auctions.

Our Environment
•
Nine of our restaurants are LEED certified and our training facility located at our corporate headquarters in Calabasas, California, is LEED Platinum certified. LEED, or Leadership in Energy and Environmental Design, is the most widely used green building rating system in the world. LEED provides a framework that expresses how efficiently a building is designed and operated, evaluating water efficiency, energy and atmosphere, materials and resources, indoor environmental quality and sustainability. Platinum is the highest certification status offered by LEED.

•
We have implemented food waste and organic diversion programs in 68 of our restaurants, which, combined with our recycling and food donation programs, helped us divert approximately 21% of our waste stream away from landfills in 2019.

•
We redesigned our to-go food containers to enhance the guest experience by better maintaining the temperature and quality of our food, while also reducing the overall environmental impact. Made of recycled plastic bottles, the containers are engineered to use fewer raw materials without sacrificing sturdiness or tensile strength and are themselves completely recyclable.

•
We mandate the use of 100% recycled material in our paper napkins and paper towels.

•
Our West Coast bakery maintains a recycling program, which includes scrap metals, organic waste and paper, plastic and corrugated cardboard waste.

Our Supply Chain.   We are committed to promoting environmental and social responsibility in our supply chain. Please visit our website at https://www.thecheesecakefactory.com/corporate-social-responsibility/sustainable-sourcing for information regarding our efforts and accomplishments in this regard, including what we are doing to improve animal welfare in our supply chain, our efforts to reduce the use of antibiotics in our supply chain and our expectations with respect to treatment of workers in our supply chain.
Compensation Committee Interlocks and Insider Participation
During fiscal 2019, Messrs. Jerome I. Kransdorf, Laurence B. Mindel and Herbert Simon served on the Compensation Committee, with Mr. Alexander L. Cappello serving as its Chair. During fiscal 2019, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2019.
Director Compensation
The Compensation Committee is responsible for periodically reviewing compensation payable to its non-employee directors for service on the Board or its designated committees and making recommendations to the Board concerning such compensation. In doing so, the Compensation Committee considers recommendations by Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, which were informed by competitive analysis conducted by them as well as other factors, including, without limitation, each director’s responsibilities. The analysis conducted by FW Cook considers non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of executive compensation and addresses prevalent market practices for non-employee director compensation. The Compensation Committee intends to set director compensation levels at or near the market median relative to non- employee directors at companies of comparable size, industry and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified non-employee directors who are critical to our long-term success. The Board reviews recommendations by the Compensation Committee and ultimately approves the non-employee director compensation program.
For fiscal 2019, based on advice of FW Cook and recommendations from the Compensation Committee, the Board approved the following changes to the director compensation program:
•
Increased the annual base cash retainer by $5,000 to $90,000 and the annual cash payment in lieu of equity by $5,000 to $115,000, to more appropriately align director pay with the pay levels of our peer group.

•
Increased the stock ownership guidelines from three to four times the director’s annual base cash retainer, as further described below.

The FW Cook analysis conducted for fiscal 2019 affirmed that our director compensation program continues to be aligned with best practices as follows:
•
Annual fees.   No separate meeting fees are provided for Board meeting attendance.

•
Deferred Compensation Plan.   Board members are eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan, by contributing all or a portion of their director fees and equity awards in the form of stock units to the plan. We do not match Board member contributions. See “Executive Compensation-Retirement Plans-Nonqualified Deferred Compensation” for more information.

•
Minimal Perquisites.   Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

•
Stock Ownership Guidelines.   Pursuant to our stock ownership guidelines our Independent Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to four times the then applicable annual base cash retainer ($360,000 as of the end of fiscal 2019). Existing directors have until the end of 2021 to meet the guideline, while newly appointed directors are required to meet the guideline within three years of being appointed. For purposes of this policy, ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership and unvested restricted stock or restricted stock units. The value of shares held is calculated annually. In the event acquiring shares would result in a violation of our Special Trading Policy and Procedures, the director is required to comply with the guidelines as soon as reasonably feasible. In addition, the stock ownership guidelines require each director who acquires shares of our common stock through the exercise of a stock option to retain 33% of the shares so acquired (net of tax obligations resulting from such exercise) for at least nine months following such exercise, unless the individual ceases to be a member of our board of directors. All of our Independent Directors were either in compliance with the guidelines as of the Record Date, or have more time to achieve the required ownership level.

•
Prohibitions on Hedging and Pledging.   Members of our Board and our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

The following table sets forth information regarding the compensation arrangements during fiscal 2019. Any member of the Board who is also an employee (for example, Mr. Overton) does not receive additional compensation for service on the Board or its committees.
Board of Directors Fees(1)	Fiscal 2019
Annual fee(2)	$90,000
Annual cash payment in lieu of equity grant in 2019(2)	$115,000
Lead Director annual fee	$25,000
Audit Committee Chair annual fee	$15,000
Compensation Committee Chair annual fee	$12,500
Governance Committee Chair annual fee	$7,500
(1)
All fees and cash payments are payable in equal monthly installments, as earned, following the end of each calendar month.

(2)
In response to the impacts of COVID-19 on our business the Board elected to take a 20% reduction in the annual fee effective April 1, 2020.

(3)
The Board authorized an annual cash payment of  $115,000, annually, to each Independent Director in lieu of a compensatory equity award. Our directors are subject to our stock ownership guidelines, which we recently increased (see “Director Compensation—Stock Ownership Guidelines” above).

Beginning at the 2020 Annual Meeting, directors will be able to take the annual cash payment in lieu of equity grant equal to $115,000 shown above in either cash or fully-vested common shares or units, at their election. Any Independent Director who has not acquired a sufficient number of shares of Company stock to satisfy the Company’s stock ownership guidelines by 2022 (or in the case of a new director, within three years of their appointment) will no longer be eligible to receive the cash payment in lieu of equity and will receive their annual equity award in stock until he or she satisfies such guidelines.
The following table sets forth certain information regarding the compensation earned by each non-employee who served on our Board in fiscal 2019. Mr. Overton, as our employee, is not a non-employee and is not paid additional compensation for his services on our Board.

DIRECTOR COMPENSATION FOR FISCAL 2019
Name	Fees earned or paid in cash ($)	Total ($)
Edie A. Ames(1)	$205,000	$205,000
Alexander L. Cappello	$217,500	$217,500
Jerome I. Kransdorf(1)	$237,500	$237,500
Laurence B. Mindel	$205,000	$205,000
David B. Pittaway	$220,000	$220,000
Herbert Simon	$205,000	$205,000
(1)
All or a portion of these fees were paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See “Director Compensation—Deferred Compensation Plan” above.)

Indemnification of Officers and Directors
As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification or advancement of expenses.
We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors’ and officers’ liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.
Policies Regarding Review, Approval or Ratification of Transactions with Related
Persons
In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a “related person.” Any related person transaction will be disclosed in the applicable filing as required by the rules promulgated by the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2019.
Policies Regarding Hedging, Short Sales, Publicly Traded Derivatives, Margin Accounts
and Pledges.
The Board believes that ownership of the Company’s stock by the Company’s Board members, executive officers, and other staff members promotes alignment of interest with stockholders. The Board recognizes that transactions that are designed to hedge, establish downside price protection or otherwise offset declines in the market value of the Company’s stock owned by such persons can disrupt this alignment, undermine stock ownership guidelines and encourage imprudent risk-taking. The Board also recognizes that pledging the Company’s stock as collateral for indebtedness can be adverse to the interests of the Company’s stockholders because it creates the risk of unplanned and forced sales that could adversely impact the value of the Company’s stock. For these reasons, we have a policy prohibiting our Board members, executive officers and all other employees from engaging in short-term or speculative transactions in Company securities, including short sales and other forms of hedging (e.g., zero-cost collars and forward sale contracts), and trading in puts, calls or other derivative securities of the Company (other than stock purchases and sales in the listing market). In addition, no Board member or employee may hold the Company’s securities in a margin account or pledge such securities as collateral for a loan.
FORWARD-LOOKING STATEMENTS
Certain information included in this Proxy Statement, including the section entitled “Compensation Discussion and Analysis” set forth below, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements include, without limitation, our potential for continued growth, efficiency in our operations and improvement in workplace culture, projections and statements with respect to the acquisition of North Italia and FRC and expectations regarding accelerated revenue growth as a result of the acquisition of North Italia and FRC, our ability to attract and retain employees and drive high performance by connecting compensation to our financial, operating and strategic goals and results and our ability to align the interest of executives with our stockholders. These forward-looking statements may be affected by factors outside of our control including: the rapidly evolving nature of the COVID-19 outbreak and related containment measures, including the potential for a complete shutdown of our restaurants, international licensee restaurants and our bakery operations; economic, public health and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of North Italia and the Fox Restaurant Concepts restaurants; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; changes in laws impacting our business, including increases in minimum wages and benefit costs; the economic health of our landlords and other tenants in retail centers in which our restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to us; adverse weather conditions in regions in which our restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in our filings with the SEC. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements. Forward-looking statements speak only as of the dates on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.
NON-GAAP FINANCIAL MEASURES
In addition to the results determined in accordance with generally accepted accounting principles (“GAAP”), this Proxy Statement includes certain non-GAAP financial measures that exclude the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items. Non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
A reconciliation of the non-GAAP financial measures used in this Proxy Statement to the closest GAAP financial measure is included in Appendix B which is attached to this proxy statement.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This “Compensation Discussion and Analysis” explains our strategy, design, and decision-making related to our compensation programs and practices for our Named Executive Officers. This “Compensation Discussion and Analysis” also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.
For fiscal 2019, our Named Executive Officers were:
•
David Overton, Chairman of the Board and Chief Executive Officer;

•
David M. Gordon, President, The Cheesecake Factory Incorporated;

•
Matthew E. Clark, Executive Vice President and Chief Financial Officer;

•
Scarlett May, Executive Vice President, General Counsel and Secretary; and

•
Keith Carango, President, The Cheesecake Factory Bakery Incorporated.

While the principal purpose of this “Compensation Discussion and Analysis” is to review Named Executive Officer compensation, many of the programs discussed herein apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as “executives.”
Executive Summary
We accomplished many important financial, strategic and operational objectives in fiscal 2019, including those described below. While we are proud of our accomplishments during 2019, the COVID-19 pandemic has had an unprecedented impact on our business and the restaurant industry as a whole in 2020. The financial, strategic and operating highlights described below are for fiscal 2019.
Financial Highlights.
Highlights of our fiscal 2019 financial performance are illustrated below. We achieved record revenues and stabilized operating margins, despite a soft restaurant industry sales environment and persistent cost pressures across the industry. This performance was primarily driven by comparable sales growth that outperformed the casual dining industry, industry-leading average sales per location for The Cheesecake Factory restaurants (open for the full year) of approximately
$10.7 million, the closing of the North Italia and FRC acquisitions during the fourth quarter of fiscal 2019 and solid operational execution. In addition, we returned approximately $112 million to stockholders in the form of share repurchases and dividends.

Strategic and Operating Highlights.   Our significant strategic and operating achievements for fiscal 2019 are highlighted below, which support our objectives for continued growth, efficiency in our operations and creating an exceptional workplace culture.
•
Acquired North Italia and the balance of FRC and integrated North Italia into our operations—These acquisitions are instrumental to our strategy to accelerate growth and improve profitability while reinforcing our leadership position in experiential dining.

•
Successfully completed Human Capital Management implementation—Our new Human Capital Management System was successfully delivered and go-live was accomplished on December 18, 2019, including running of first system-wide payroll use of our new Human Capital Management System. The roll-out of our new Human Capital Management System allows us to save cost through more efficient management of our labor force.

•
Opened nine new company-owned restaurants—As of the end of fiscal year 2019, we owned and operated 292 restaurants throughout the United States and Canada. New restaurants opened in 2019 included the first location of Social Monk Asian Kitchen, a new fast-casual Asian concept with a modern urban feel, as well as a smaller footprint The Cheesecake Factory restaurant, the viability of which we are evaluating to possibly expand opportunities for our international partners.

•
Expanded delivery service to include a majority of our Company-owned restaurants, contributing to growth of the off-premise channel to account for 16% of our total sales.

•
Six new restaurants opened internationally—As of the end of 2019, we had 25 The Cheesecake Factory restaurants operated under licensing agreements internationally.

•
Named one of the “100 Best Companies to Work For®” by Fortune Magazine for the seventh consecutive year—We are the only restaurant company to be included and we have also been recognized as a FORTUNE® Magazine Best Workplaces for Women, Best Workplaces for Diversity and Best Workplaces for Millennials.

2019 Annual Incentive/2017 Long-Term Incentive Plan Outcomes.   Based on the performance outlined above, payouts under our incentive plans were as follows for 2019:
2019 Compensation Program Changes and Other Pay Actions.   Our executive compensation program is designed to drive strong results and is built upon our performance-driven culture and long-standing executive compensation philosophies and objectives. We modified the program in 2019 to reflect our evolving business strategy, and made individual pay adjustments to align with our pay philosophy as follows:
Pay Element	2019 Program Changes and Rationale	Individual Pay Adjustments
Base Salary	• n/a	• Base salary increases ranged from 0%- 4.1% for the Named Executive Officers
Performance Incentive Plan —75% EBIDTAR —25% Strategic Goals
•
Earnings before interest, taxes, depreciation, amortization and rent (EBITDAR) replaced earnings before interest, taxes, depreciation and amortization (EBITDA) because EBITDAR removes the impact of the new lease accounting rules, to focus more specifically on our operating priorities for the year.

• No changes to target bonus opportunities as percent of base salary

Pay Element	2019 Program Changes and Rationale	Individual Pay Adjustments
• Revised strategic metrics to reflect 2019 business strategy. The goals chosen were based on the focus of driving growth and implementing technology infrastructure to support that growth.

Long-Term Stock Incentive Plan
—50% performance shares tied to earnings per share (EPS), sales per square foot and profit goals, weighted equally, over a three-year period
—25% stock options
—25% time-vested restricted stock, with election to take in options, if desired

•
Added sales per square foot and profit as performance conditions, to create a more balanced mix of performance goals that reinforce our strategic priorities of growth, profitability, and cost management.

• Long-term grant value increases ranged from 3.4%-10%
Emphasis on Performance-Based Compensation and Pay Delivery.   For fiscal 2019, on average, 67% of the target direct compensation of our Named Executive Officers, other than our Chief Executive Officer, was performance-based. Mr. Overton continues to have a proportionately greater percentage (85%) of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence both short-term and long-term performance.
The following charts show each element of the target total direct compensation (comprised of base salary, target bonus and grant date fair value of equity awards) for our Chief Executive Officer and other Named Executive Officers (on average) for fiscal 2019 (equity awards are depicted at grant date fair value).
Alignment of Company Performance and Pay Delivery
Consistent with our pay-for-performance philosophy, 85% of our CEO’s target total direct compensation is at-risk and aligned with our actual performance. The table below demonstrates such alignment, showing that “actual” pay for the CEO in each of the past three years has been lower than the “targeted” amounts, which is consistent with our total stockholder return performance over the same period. “Target” pay consists of annual salary, target bonus and grant date value of equity awards granted during fiscal 2019. “Actual” pay is calculated by annual salary, actual bonus paid for fiscal 2019 performance and equity value granted during fiscal 2019 based on our stock price as of 12/31/2019.

Actual pay includes base salary, actual bonus paid for performance during the year shown, the intrinsic value of stock options as of 12/31/19, the intrinsic value of earned performance shares as of 12/31/19 for 2017 grants (which was $0), and the intrinsic value of performance shares as of 12/31/19 for 2018 (which was $0) and 2019 grants (which was 100% of target) based on expected payout tracking.
2019 “Say-on-Pay” Advisory Vote on Executive Compensation.   We provide stockholders a “say-on-pay” advisory vote regarding our Named Executive Officers’ compensation on an annual basis. At our 2019 annual meeting of stockholders, our stockholders approved, by a vote of approximately 95% of shares represented in person or by proxy, the say-on-pay proposal regarding the compensation of our Named Executive Officers as presented in the 2019 proxy statement. We believe this level of approval indicates that stockholders strongly support our executive compensation programs and policies. The Compensation Committee will consider the results of this year’s say-on-pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.
Alignment with Stockholder Interests.   Our executive compensation program is aligned with stockholder interests, as described in the summary below:
What We Do	What We Don’t Do

Pay for Performance—A significant portion of executive compensation is performance-based, tied to pre-established performance goals aligned with our short- and long-term objectives and stockholder value creation
No Payment of Dividends on Unvested Awards—Any dividends or dividend equivalents related to equity awards are subject to the same vesting restrictions as the underlying awards

Focus on Retention and Long-Term Value Creation—We use longer equity vesting periods than our peers (generally ratably over five years for stock options and over three to five years for restricted stock/units, versus three to four years for our peer group)
No Single Trigger Benefits—Except where awards are not assumed by the surviving or acquiring entity, any payments or benefits in the event of a change in control require a qualifying termination of employment (“double trigger”)
Stock Ownership Guidelines—We maintain stock ownership guidelines to encourage executives to think like our long-term stockholders	No Automatic Retirement Payments—We do not provide automatic acceleration of equity awards upon retirement

What We Do	What We Don’t Do
Compensation Recoupment Policy—We maintain our Clawback Policy that applies when inaccurate financial statements have resulted in incentive payments and/or equity awards to our executives	No Excessive Perquisites—We generally only provide perquisites to Named Executive Officers that are available to other members of senior management
Effectively Manage Dilution—We neutralize the impact of dilution from employee equity grants with a share repurchase program	No Tax Gross-Ups Upon Change in Control—We do not gross-up executive perquisite taxes or excise taxes in connection with a change in control
Regularly Consider Stockholder Feedback—We conduct an annual stockholder say-on-pay vote and we engage with interested stockholders and receive their feedback on our executive compensation program	No Hedging and Pledging—We prohibit all employees and directors from engaging in hedging, pledging and speculative transactions in derivatives of Company securities
Assess and Mitigate Risk—We conduct an annual risk assessment to identify any significant risks in our incentive compensation programs	No “Repricing”—We prohibit repricing of stock options without stockholder approval
Independent Compensation Consultant—Our Compensation Committee engages an independent consultant for objective advice regarding executive pay	No Multi-Year Guarantees—We do not provide multi-year guarantees for salary increases, bonus or equity compensation
Overview of Compensation Program
Compensation Philosophy.   In order to maintain a leadership position in our industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to us. With this in mind, we strive to:
•
Attract and retain industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries with which we compete for talent;

•
Drive high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

•
Tie executive pay to Company performance goals that drive stock price performance; and

•
Align the interests of our executives with those of our stockholders by tying a portion of our executive compensation to long-term equity incentives and requiring stock ownership for our Named Executive Officers.

Elements of Compensation Program. Our 2019 executive compensation program consisted of the following:
FISCAL 2019 PRINCIPAL ELEMENTS OF EXECUTIVE COMPENSATION
Element	Description	Performance Considerations	Primary Objectives
Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, tenure in role, individual performance and expected future value/contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience • Reward individual performance

Element	Description	Performance Considerations	Primary Objectives
Performance Incentive Plan	• Variable performance-based annual cash incentive, tied to achieving pre-established annual financial and strategic goals
•
Target bonus is a percentage of base salary, based on management position

•
Bonus based 75% on achievement of EBITDAR and 25% on achievement of strategic goals (with minimum threshold adjusted EBITDAR requirements, described below)

•
EBITDAR portion can pay out from 25%—200% of target; strategic portion capped at 100% of target

• Promote and reward high performance • Motivate achievement of Company and divisional financial and strategic objectives over the year
Long-term Stock Incentive Plan
•
Stock options generally vest ratably over five years

•
Performance-based restricted stock are eligible to vest from year-three to year-five if performance goals are achieved

•
Time-based restricted stock vest over five years

•
Value of award directly linked to long-term stock price and options only have value if stock price increases

•
Performance awards based on EPS, sales per square foot, and profit goals; 60% of any shares earned at end of three-year performance period are vested and the remaining shares vest 20% on each of the fourth and fifth anniversaries of grant

•
60% of the time-based restricted stock vests on the third anniversary of grant, and the remaining shares vest 20% on each of the fourth and fifth anniversaries of grant

•
Build executive equity ownership to increase alignment of executive and stockholder interests

•
Attract and retain talent

•
Correlate our financial performance and stock price and executive compensation

Retirement and Welfare Benefits	• Medical, dental, vision, life and long-term disability insurance • Nonqualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Element	Description	Performance Considerations	Primary Objectives
Executive Perquisites
•
Company-leased vehicle or car allowance

•
Biennial health physical for executives at Senior Vice President level and above

•
Relocation benefits on a case-by-case basis

•
Sabbatical leave program

		• Not applicable	• Attract and retain talent • Provide competitive benefits • Promote health and wellbeing of senior executives
Factors Considered in Making Compensation Decisions.   Our compensation strategy enables us to appropriately differentiate and reward executives by taking into account:
•
Our financial and operational performance;

•
The executive’s individual performance, experience and qualifications;

•
The scope of the executive’s role;

•
The level of total compensation for our other executives; and

•
Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the markets in which we compete for talent.

All of the factors set forth above are considered by the Compensation Committee in establishing Named Executive Officer compensation, in a subjective manner, without any specific formula.
Market Positioning
Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.
As part of its compensation review process for fiscal 2019, the Compensation Committee reviewed an analysis prepared by its independent compensation consultant of market pay practices for positions similar to the positions of our Named Executive Officers, adjusted to take into account differences if any, between the scope of our Named Executives Officers’ responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hotel industry as compiled from their proxy disclosures and other SEC filings as well as a recognized market survey source, the Mercer Executive Remuneration Suite Survey. For the Chief Executive Officer, the President of The Cheesecake Factory Incorporated and the Chief Financial Officer, publicly available data from the comparable companies listed below was used in such analysis. For the General Counsel and President of our bakery division, publicly available data was weighted at 50% and the survey was weighted at 50% for purposes of determining market pay positions in such analysis.
2019 Executive Compensation Peer Group. When we compare ourselves to other companies, we must account for differences between us and others in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent, and other differentiators. We use the “Executive Compensation Peer Group” for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar to us in terms of size and complexity of operations and with which we compete for executive talent. The Executive Compensation Peer Group approved by the Compensation Committee for 2019 consisted of publicly-traded companies in the restaurant and hotel/hospitality industries with revenue between $500 million and $6 billion (approximately

0.2 times to 3.5 times our revenue), and in the aggregate, had an overall median revenue of  $2.6 billion as of fiscal 2018, which was approximately equal to our revenue, as follows:
BJ’s Restaurants, Inc.	Dave & Buster’s Entertainment, Inc.	Red Robin Gourmet Burgers, Inc.
Bloomin’ Brands, Inc.	Denny’s Corporation	Texas Roadhouse, Inc.
Brinker International, Inc.	Dine Brands Global, Inc.	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	Wyndham Hotels & Resorts, Inc.
Cracker Barrel Old Country Store, Inc.	Hyatt Hotels Corporation
Darden Restaurants, Inc.(1)	Jack in the Box Inc.
(1)
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $6 billion upper range limit.

For the 2019 Executive Compensation Peer Group, the Compensation Committee added Jack in the Box Inc. (as the company is similar to us in size and complexity of operations and is a company against which we compete for executive talent), and removed Buffalo Wild Wings, Inc. and Ruby Tuesday, Inc. (as each of these companies were delisted from their respective stock exchanges in 2018).
While this comparison group provides the Compensation Committee with an important general frame of reference, as described above, the Compensation Committee does not target our Named Executive Officers’ compensation at any specific percentile or within a specific range of the Executive Compensation Peer Group’s pay levels.
Principal Elements of Compensation
Base Salary.   In accordance with our compensation objectives, base salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual executive’s career experience, contribution to our performance, overall Company performance, as well as the market data as compared to the Executive Compensation Peer Group. During its annual review of base salaries, the Compensation Committee also considers the recommendations of our Chief Executive Officer (except with respect to his own compensation).
The following chart shows the annualized base salaries for our Named Executive Officers for fiscal year 2019 and the percentage change as compared to the prior year, which the Compensation Committee determined were reasonable and appropriate based on the factors described above. Mr. Overton’s base salary for 2019 remained at the same level as in 2018 and each other Named Executive Officer received a modest increase of approximately 3%-4% in line with competitive market data.
	FY19 Base Salary	% Change
David Overton, Chairman of the Board and Chief Executive Officer	$995,000	0%
David M. Gordon, President, The Cheesecake Factory Incorporated	$650,000	4.0%
Matthew E. Clark, Executive Vice President and Chief Financial Officer	$510,000	4.1%
Scarlett May, Executive Vice President, General Counsel and Secretary	$490,000	3.2%
Keith T. Carango, President, The Cheesecake Factory Bakery Incorporated	$403,000	3.3%
In response to the impacts of COVID-19 on our business our Chief Executive Officer and other Named Executive Officers have elected to reduce their 2020 base salaries by 20% effective April 1, 2020.
Annual Cash Performance Incentive Compensation.   Executives and a significant number of other employees that are essential to the success of our business are eligible to receive an annual cash performance incentive bonus (“Bonus”) under the Performance Incentive Plan based on our performance against specific financial and strategic objectives. In addition, we use quarterly cash performance incentive compensation for all of our management positions in our restaurants. At the beginning of each fiscal year, the Compensation

Committee establishes both the performance objectives and the formula for determining potential Bonus payments. Bonuses are payable, if at all, in the first quarter of the fiscal year following the year in which such Bonuses were earned, after the Compensation Committee certifies performance relative to the pre-established objectives.
For 2019, the Compensation Committee retained negative discretion under our Performance Incentive Plan with respect to payment of Bonuses to our Named Executive Officers, and as such could award Bonuses that were less (but not more) than, the ranges established under such plan. In addition, under the terms of our Performance Incentive Plan, the amount of any individual Bonus in any fiscal year may not exceed $2.5 million.
Fiscal 2019 Performance Incentive Plan Design.   Bonus opportunities (as a percentage of base salary) by position for our Named Executive Officers are set forth below and were unchanged from 2018. Actual payouts depend upon performance results with ranges as follows:
	Performance Incentive Plan Bonus as % of Salary(1)
	Threshold(2)	Target(3)	Maximum(4)
David Overton	20.6%	110%	192.5%
David M. Gordon	15.0%	80%	140.0%
Matthew E. Clark	13.1%	70%	122.5%
Scarlett May	12.2%	65%	113.8%
Keith T. Carango	12.2%	65%	113.8%
(1)
Awards are based on annualized salaries, which includes salary increases that became effective on February 27, 2019.

(2)
The threshold award assumes the achievement of 85% of the Company-wide adjusted EBITDAR objective and none of the strategic objectives.

(3)
The target award assumes the achievement of 100% of the Company-wide adjusted EBITDAR objective and 100% of the strategic objectives.

(4)
The maximum award assumes achievement of 115% or more of the Company-wide adjusted EBITDAR objective and 100% of the strategic objectives.

Payouts under the Fiscal 2019 Performance Incentive Plan are based 75% on the Company’s level of achievement of a financial performance objective and 25% on the Company’s level of achievement of certain strategic objectives. For corporate executives (including each of our Named Executive Officers other than Mr. Carango), the financial objective is company-wide adjusted EBITDAR, and the strategic objectives relate to company-wide initiatives. For bakery executives (including Mr. Carango), the payout is based 50% on a company-wide adjusted EBITDAR objective, 25% on a bakery- division adjusted EBITDAR objective, and 25% on a strategic objective that consists of goals specific to the bakery division. The financial objective component can be earned from 0-200% of target based on level of achievement, and the strategic objective can be earned from 0-100% of target based on level of achievement, resulting in a total bonus opportunity from 0- 175% of target.

The Compensation Committee selected EBITDAR as the most heavily weighted performance target in our annual plan for fiscal 2019. Like EBITDA, EBITDAR is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage rates and (iii) is a key driver of a publicly-traded restaurant company’s stock multiple. The Compensation Committee selected EBITDAR over EBITDA because EBITDAR removes the impact of the new lease accounting rules, to focus more specifically on our operating priorities for the year. Taking into consideration the projected operating environment for casual dining and specific Company objectives for fiscal 2019, the Compensation Committee established adjusted EBITDAR goals that were consistent with our annual operating plan approved by the Board for fiscal 2019, and strategic goals as set forth below.
With respect to the 75% of award based upon achievement of a financial objective, payouts depended upon the Company’s level of achievement of the applicable adjusted EBITDAR objective, with no award if performance achievement was below 85%, a threshold award of 25% of target for 85% performance achievement, a maximum award of 200% of target for 115% performance achievement and linear interpolation in between. With respect to the 25% of award based upon achievement of strategic objectives, for all executives, this portion of an award could not exceed 100% and was conditioned upon the Company achieving a minimum threshold adjusted EBITDAR objective of 50% of target.
Fiscal 2019 Performance Achievement.   In February 2020, the Compensation Committee reviewed our performance against the Company’s objectives for fiscal 2019. For purposes of these bonus plans, adjusted EBITDAR excludes the effects of items we do not consider indicative of our ongoing operations such as impairment charges, acquisitions and the effect of health and welfare plan related costs. EBITDAR is a non-GAAP measure and is defined and reconciled from GAAP in Appendix A of this proxy statement. Following this review, the Committee certified that we achieved the following results:
	Target	Actual	Performance vs. Target
Company-wide adjusted EBITDAR target (75% of award)	$406.2M	$406.9M	Exceeded
Strategic initiatives (25% of award)
• Minimum threshold Company-wide adjusted EBITDAR	$203.1M	$406.9M	Exceeded

	Target	Actual	Performance vs. Target
• Human Capital Management (HCM) Implementation	HCM system delivered and ready for testing; Preparation for go-live complete, including testing and training; Go-live available for use by staff and managers		100% Completed
• Integration of North Italia	Complete process and systems due diligence; Address retention and engagement; Transition plan and Transition Services Agreement; Financial valuation		100% Completed
• Additional Growth Drivers	Successful open and operation of Social Monk; Open smaller footprint The Cheesecake Factory		100% Completed
The Compensation Committee also reviewed our bakery division’s performance against its objectives for fiscal 2019 and certified that the bakery division achieved the following results:
	Target	Actual	Performance vs. Target
Company-wide adjusted EBITDAR target (50% of award)	$406.2M	$406.9M	Exceeded
Bakery adjusted EBITDAR target (25% of award)	$14.16M	$13.93M	98%
Bakery strategic objectives (25% of award)
• Minimum threshold bakery adjusted EBITDAR	$7.08M	$13.93M	Exceeded
• Sales Process Management Implementation	Design and implement results focused routines for individual and team performance; Implement quarterly action-oriented sales performance reviews; Conduct monthly cross-functional sales and operations reviews; Meet or exceed target segment contribution margin by business segment		100% Completed
• Improve Profitability Through Targeted Continuous Improvement and Innovation at Both Bakeries	Complete team-based Continuous Improvement process at specified percentages or amounts for labor efficiency, waste reduction, schedule attainment improvement, and reduction in repairs and maintenance		100% Completed
• Comprehensive Capacity Plan for Next Five Years	Analyze current capacity and improvement impact; Determination of required capital investments over next five years; Planning framework, including key decision milestones, to be presented by end of year		100% Completed
As a result of our 2019 performance, our Named Executive Officers received Bonuses under our fiscal 2019 Performance Incentive Plan, as follows:
	Target Award	2019 Bonus Payout	Payout Compared to Target
David Overton	$1,094,500	$1,094,500	100%
David Gordon	$516,923	$516,923	100%
Matthew E. Clark	$354,846	$354,846	100%
Scarlett May	$317,000	$317,000	100%
Keith T. Carango	$260,650	$254,134	97.5%

2020 Performance Incentive Plan.   For fiscal 2020, except for removal of the minimum threshold adjusted EBITDAR objective and other relatively minor changes to the payout structure, the Compensation Committee decided, with the assistance of its independent compensation consultant, to maintain the general structure of the Performance Incentive Plan.
Long-Term Equity-Based Compensation
We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which can consist of a mix of stock options, restricted stock, and restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention.
We approach equity compensation grants by considering the overall value of the grant (as opposed to the number of shares granted). In addition, the use of full value awards, such as restricted stock awards, reduces our total share usage versus granting only stock options. Equity grants to all staff members, including Named Executive Officers and other executives require approval from the Compensation Committee and, in doing so, the Compensation Committee considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and the Compensation Committee’s compensation consultant. The Compensation Committee has not established formal guidelines for the size of individual equity grants for our Named Executive Officers, but considers the factors listed above as well as market data in making such decisions. See “Market Positioning” above.
Optimizing Share Usage.   The exercise price of our stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of other awards. We do not time our release of material non-public information for the purpose of affecting the value of our executives’ compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our Compensation Committee generally makes grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, promotions or other extraordinary events. Our equity grant procedures are available on our website at investors.thecheesecakefactory.com, by clicking on the link for “Governance.”
Equity Grants in 2019.   For fiscal 2019, the Compensation Committee determined, with the assistance of its independent compensation consultant, that Named Executive Officers should continue to receive a designated value of equity comprised of a mix of 50% performance-based restricted stock subject to achievement of three equally weighted performance conditions (EPS; sales per square foot; and profit, as described in further detail below), and 50%, based upon each executive’s designated preference, of any proportion of stock options (minimum 25%) (with the number of options to be granted determined based on a Black Scholes valuation) and/or time-based restricted stock (see table below for actual equity awards granted based on each executive’s election). The Compensation Committee determined this mix best aligned the interests of our executives with those of our stockholders and our long-term performance. In the future, this allocation may vary, new performance targets may be chosen and other forms of equity may be used.
Nonqualified Stock Options.   The Compensation Committee believes that stock options are an appropriate vehicle for a portion of long-term equity compensation because they provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders. The Named Executive Officers’ 2019 stock options were granted at an exercise price of  $46.03 per share, which was the closing price per share of our common stock on February 13, 2019, the date of grant, and incrementally vest as to 20% of the shares on each of the first five anniversaries of the grant date subject to continued employment through the applicable vesting date.
Time-Based Restricted Stock Awards.   The time-based restricted stock granted to our Named Executive Officers during 2019 vest as to 60% of the shares on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date, and are subject to continued employment through the applicable vesting date.
Performance-Based Restricted Stock.   As described above, the performance-based restricted stock awards granted to the Named Executive Officers in 2019 are subject to the achievement of three equally weighted performance conditions. The EPS, sales per square foot and profit goals are collectively referred to as the “Performance Conditions” and are subject to threshold and maximum potential payouts. After the conclusion of the performance period, any earned shares are then subject to time-based vesting at the rate of 60% of the shares on February 13, 2022 and 20% of the shares on each of February 13, 2023 and February 13, 2024, subject to continued employment through each vesting date. If the threshold goal is achieved, between 60-150% of the target shares will be eligible to vest, based on level of achievement. If the threshold goal is not achieved, the target shares are forfeit.
•
The EPS goal is based upon the Company’s average annual fully-diluted adjusted EPS growth for fiscal years 2019, 2020 and 2021. This metric was selected as it is believed to be the most significant part of our business strategy that has a high correlation with stockholder returns.

•
The sales per square foot goal is based upon the average sales per square foot for Company owned and operated The Cheesecake Factory restaurants as reported in the Company’s Form 10-K for fiscal years 2019, 2020 and 2021. Sales per square foot was selected as it is a stated goal of the company and a strong driver of long-term financial performance.

•
The profit goal is based upon the average annual controllable profit margin for Company owned and operated The Cheesecake Factory restaurants for fiscal years 2019, 2020 and 2021. “Controllable profit” only includes expenses over which restaurant management has direct control (e.g. ingredient costs, labor, dining room expenses, etc.). This metric was selected as it is the key profit metric managed at the restaurant level, and aligns with our stated priorities.

In February 2019, the following grants were made to our Named Executive Officers under The Cheesecake Factory Stock Incentive Plan, as amended (the “Stock Plan”) in recognition of their performance during fiscal 2018 and expected future contributions, to target competitive compensation levels appropriate to the executive’s tenure in his or her role, and to align their interests with the long-term interests of our stockholders:
Name	Number of Shares Subject to Nonqualified Stock Options(1)	Number of Restricted Stock Awards-Performance Targets(2)	Number of Restricted Stock Awards-Time Based Vesting(3)	Value of Combined Grants (thousands)
David Overton	104,000	47,400	23,700	$4,363
David M. Gordon	23,400	10,800	5,300	$986
Matthew E. Clark	42,900	9,800	—	$901
Scarlett May	11,600	5,300	2,600	$485
Keith Carango	9,200	4,300	2,100	$391
(1)
See “Nonqualified Stock Options” below for a description of exercise price and vesting conditions.

(2)
See “Restricted Stock Awards (with EPS, Sales Per Square Foot and Controllable Profit Performance Conditions)” below for a description of performance and time-based vesting conditions.

(3)
The restrictions lapse at a rate of 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date, and the Compensation Committee may elect to lift such restrictions in the event a change in control (as defined in the 2010 Stock Plan) occurs and there is no assumption or continuation of the subject awards, subject to the terms of the executive’s employment agreement with the Company.

Attainment of 2017 Grant Performance Condition.   In 2017, as part of our annual long-term incentive program, our named executive officers at that time were granted performance-based restricted stock units (“RSUs”) subject to specified EPS and EBITDA goals.
The EPS RSUs were subject to achievement of a cumulative fully diluted EPS target of  $10.50 for a three-year performance period (2017-2019), were eligible to be earned from 60% for threshold achievement of EPS target to 140% for maximum achievement of EPS target (linear interpolation is applied for achievement between threshold and maximum), and would be forfeited if the Company failed to achieve a threshold goal of  $8.66. The Company’s cumulative adjusted EPS for fiscal years 2017 through 2019 was $7.68, or 73% of target, which was below the required threshold for payout. These RSUs were not earned and have been forfeited.
The EBITDA RSUs were subject to our EBITDA being equal to or greater than (i) a combined, cumulative target of  $608.9 million for fiscal 2017 and 2018, or (ii) a combined, cumulative target of  $940.3 million for fiscal 2017, 2018 and 2019, whichever occurred earlier, and in any case would be forfeited if we did not achieve our goal. The Company achieved 2017 EBITDA of  $255.9 million and 2018 EBITDA of  $232.8 million, for a cumulative 2017-2018 EBITDA of $488.7 million, which was below the first target. The Company achieved 2019 EBITDA of  $237.5 million for a cumulative 2017- 2019 EBITDA of  $726.2 million, which was below the second target. These RSUs were not earned and have been forfeited.

Retirement Plans
Nonqualified Deferred Compensation Plan.   The Cheesecake Factory Executive Savings Plan (“Executive Savings Plan”) is a nonqualified deferred compensation plan that provides a tax-deferred savings vehicle for our “highly compensated” executives (as defined in the Executive Savings Plan), as well as our non-employee directors. At the end of fiscal 2019, approximately 685 staff members and all of our Independent Directors, were eligible to participate, and all of our Named Executive Officers, approximately 530 other staff members and two Independent Directors maintained account balances. Additional information regarding this plan appears in this Proxy Statement in the section below entitled “Compensation of Named Executive Officers-Nonqualified Deferred Compensation.”
The Executive Savings Plan permits us to match a portion of participants’ contributions with Company contributions, on a pre-tax basis to participants (other than Independent Directors). Since inception, we made a partial matching contribution to the Executive Savings Plan each year, except during the period of May 2009 through October 2011, when the Company match was suspended. We currently match 25% of the first 4% of salary and/or Bonus deferred. One hundred percent of a participant’s Bonus, if any, and up to 50% salary may be deferred.
Pension Benefits.   We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton’s services as our Chief Executive Officer and in recognition of his unique contributions as our founder, Mr. Overton’s employment agreement provides for a “Founder’s Retirement Benefit” pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of  $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in his employment agreement. Our obligation with respect to the Founder’s Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton’s employment agreement, see the section in this Proxy Statement entitled “Compensation of Named Executive Officers-Employment Agreements.”
Other Benefits and Perquisites
All of our executives, including our Named Executive Officers, are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation and a sabbatical leave program. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of  $750,000. The IRS requires that the portion of the value of such policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.
We also provide the following limited perquisites to our executives, including Named Executive Officers, that vary based on the executive’s level:
•
The choice of a company-leased vehicle or automobile allowance.   This program also is offered to certain other executives and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance, which is subject to taxation at the individual’s tax rate. The type of vehicle and amount of allowance varies with the executive’s level.

•
A company-paid executive physical every two years.   This program is offered to staff members at the level of Senior Vice President and above, including our Named Executive Officers.

•
Relocation expenses.   Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis.

We believe that these benefits enhance our ability to attract and retain high-quality talent at a modest cost and help to elevate our Company as an employer of choice among our competitors, including continuing to be recognized by FORTUNE® Magazine as one of the “100 Best Companies to Work For®” for the seventh consecutive year. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2019 are disclosed in the section entitled “Compensation of Named Executive Officers—Summary Compensation Table.”

Potential Benefits Upon Termination and Change in Control
The Compensation Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, and to focus executive officers on stockholder interests when considering strategic alternatives, the Named Executive Officers are eligible for certain payments and benefits upon a qualifying termination of employment that are consistent with the Company’s overall philosophy and market practices.
These potential severance payments are provided under the terms of our existing employment agreements with our Named Executive Officers. For more information, see “Compensation of Named Executive Officers-Potential Payments upon Termination or Change in Control” in this Proxy Statement.
Furthermore, we do not provide for any automatic “single trigger” equity vesting or other payments upon a change in control and we do not provide for any tax gross-up payments that could be related to change in control excise taxes. Our Stock Plan provides for a “double trigger,” such that equity awards will automatically accelerate if a participant incurs a qualifying termination of employment (without cause or for good reason) within a specified time period following a change in control of the Company. In addition, in the event of a change in control of the Company, if outstanding awards issued under the Stock Plan are not continued, converted, assumed or replaced by the surviving or acquiring entity, then such outstanding awards will fully vest as of immediately prior to such change in control.
Oversight of Named Executive Officer Compensation
Compensation Committee.   Our Compensation Committee determines the compensation of our Named Executive Officers, including their base salaries, bonus, and equity-based compensation, and is supported in that process by an independent compensation consultant and members of senior management, including our Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives. The Compensation Committee’s charter is available on our website at investors.thecheesecakefactory.com, by clicking on the link for “Governance.”
Role of Outside Consultants.   For fiscal 2019, the Compensation Committee engaged FW Cook to serve as its independent compensation consultant. Our independent compensation consultant provides detailed evaluation and recommendations regarding our executive and Board compensation programs and advises the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. FW Cook was retained by and reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee assessed the independence of its compensation consultants and analyzed whether the work of FW Cook raised any conflict of interest, pursuant to the rules of the SEC and Nasdaq. The Compensation Committee determined, based on this review, that the work of FW Cook as compensation consultant to the Compensation Committee does not create any conflict of interest and that FW Cook is independent.
Role of Chief Executive Officer in Compensation Decisions.   Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under “Overview of Compensation Program-Factors Considered in Making Compensation Decisions” when developing his recommendations for each Named Executive Officer’s compensation (other than his own). Our Senior Vice President of Human Resources and our Vice President of Compensation and Benefits work with our Chief Executive Officer during this process by reviewing market data and other performance factors. The Compensation Committee discusses our Chief Executive Officer’s recommendations, consults with its outside compensation consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.
Compensation of our Chief Executive Officer.   The Compensation Committee determines the compensation of our Chief Executive Officer (including the terms of his employment agreement), following the same principles as are applied to compensation determinations for the other Named Executive Officers. The Compensation Committee solicits our Chief Executive Officer’s perspective on his own compensation but makes determinations regarding his compensation independently and without him or other Named Executive Officers present.

Governance Considerations
Risk Considerations.   The Compensation Committee reviews our employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk-taking by employees. During its review in fiscal 2019, the Compensation Committee determined that our compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk-taking by employees. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging (see “Policies Regarding Hedging, Short Sales, Publicly Traded Derivatives, Margin Accounts and Pledges”). Based on this assessment, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Clawback Policy.   We maintain a Policy on Reimbursement of Incentive Payments and Equity Awards which applies to bonus payments and equity awards (the “Clawback Policy”). Our Clawback Policy requires certain of our executives to agree in writing to repay all or a portion of any Bonus payments and/or equity award(s), to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus and/or equity award(s) were directly based on those financial statements.
Stock Ownership Requirements.   Stock ownership guidelines applicable to certain of our executive officers, including all current Named Executive Officers, provide that certain executives are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a value equal to the multiple of such executive’s annual base salary, as follows:
Position with Company	Multiple of Salary
Chief Executive Officer of the Company	6x
President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2x
Executive Vice President of the Company	2x
A newly appointed covered officer has five years to comply with the guidelines, other than a newly-appointed Chief Executive Officer, who has seven years to comply. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. Compliance is calculated annually, on the first day of the fiscal year. For purposes of determining compliance with the policy, “value” means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An exception to the policy exists if acquisition of shares would result in a violation of our Special Trading Policy and Procedures. Certain hardship exceptions are also available at the discretion of the Compensation Committee. Due to a sudden and significant decrease to the value of our stock caused by the COVID-19 crisis, not all of our Named Executive Officers met applicable stock ownership guidelines as of the Record Date.
Other Considerations
Impact of Accounting and Tax Treatments on Compensation.   Accounting and tax considerations play a role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, require us to expense the estimated fair market value of our stock-based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards to grant to executives.
Section 162(m) of the Internal Revenue Code (“Code”) and the regulations promulgated thereunder limit to no more than $1 million per taxable year, the allowable Company deduction for compensation paid to any employee who as of the close of the taxable year is a “covered employee” as defined under Section 162(m) of the Code. Prior to January 1, 2018, certain performance-based compensation was exempt from this deduction limitation. The federal Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exception for tax years beginning after December 31, 2017, subject to certain transition rules that “grandfathered” certain remuneration provided pursuant to a written binding contract in effect prior to November 2, 2017 that is not materially modified. The Compensation

Committee generally seeks to preserve tax deductions for executive compensation where available but may make compensation decisions based on other factors when it believes doing so is in the best interest of the Company and its stockholders. Further, while the Compensation Committee currently intends to continue using performance objectives as a key element of our total compensation program, the Compensation Committee may reconsider elements of the program that were implemented solely to comply with performance-based compensation exemption, but that may not, in the view of the Compensation Committee, serve as an appropriate incentive measure for our executive officers.
Code Section 409A limits flexibility with respect to the time and form of payment of nonqualified deferred compensation. If a payment or award is subject to Code Section 409A but does not meet the requirements that exempt such amounts from taxation under that section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) plus possible interest and penalties, and (iv) possible additional state taxes. While Code Section 409A is also very complex and we cannot guarantee compliance with all of its requirements, we have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute “deferred compensation” for Code Section 409A purposes (and will thereby be exempt from the requirements of Code Section 409A) or, if they constitute “deferred compensation,” are intended to comply with the Code Section 409A statutory provisions and final regulations.
The NEO Employment Agreements provide that, if a Named Executive Officer (other than our Chief Executive Officer) is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under his or her prior employment agreement (if any), then within 60 days after the determination that such Code Section 409A taxes are due, we would pay the executive a cash payment so that the Named Executive Officer would be in the same position on an after-tax basis that the executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed (the “409A Tax Equalization Benefit”).

COMPENSATION COMMITTEE REPORT
The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Compensation Committee report by reference thereto.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K.
Dated: April 2, 2020	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal years ended December 31, 2019, January 1, 2019 and January 2, 2018.
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock/Units Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
David Overton Chairman of the Board and Chief Executive Officer	2019 2018 2017	995,000 995,000 995,000	3,272,733 2,098,876 2,673,006	1,090,506 2,095,964 1,093,680	1,094,500 930,325 273,625	263,150 146,986 91,586	6,715,889 6,267,151 5,126,897
David M. Gordon President, The Cheesecake Factory Incorporated	2019 2018 2017	646,154 621,154 596,154	741,083 489,424 603,582	245,364 485,123 247,752	516,923 422,385 111,779	91,029 58,230 41,291	2,240,553 2,076,316 1,600,558
Matthew E. Clark Executive Vice President and Chief Financial Officer	2019 2018 2017	506,923 483,846 401,978	451,094 447,070 437,381	449,834 444,209 185,766	354,846 287,888 56,349	53,693 31,153 10,091	1,816,390 1,694,166 1,091,565
Scarlett May Executive Vice President, General Counsel and Secretary	2019 2018 2017	487,692 304,052 -	363,637 359,766 -	121,633 119,155 -	317,000 167,989 -	44,159 227,804 -	1,334,121 1,178,766 -
Keith T. Carango President, The Cheesecake Factory Bakery Incorporated	2019 2018 2017	401,000 386,250 -	294,592 255,502 -	96,468 135,581 -	254,134 92,925 -	35,267 21,295 -	1,081,461 891,553 -
(1)
The value of restricted stock and restricted stock units is computed at target level. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Assuming attainment at maximum performance, the fair value of the 2019 performance-vesting restricted stock is: (i) for Mr. Overton, $3,272,733; (ii) for Mr. Gordon, $745,686; (iii) for Mr. Clark, $676,641; (iv) for Ms. May, $365,939; and (v) for Mr. Carango, $296,894. Performance stock awards are subject to performance and service-vesting requirements. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report for information regarding the valuation of equity awards.

(2)
“All other compensation” for fiscal 2019 includes the following:

Name	Automobile Program ($)(a)	ESP Company Match ($)(b)	Dividends Paid or Accrued on Unvested Restricted Stock ($)(c)	Life Insurance ($)(d)	Executive Physical Exam ($)(e)	Total ($)
Mr. Overton	20,000	—	235,116	8,034	—	263,150
Mr. Gordon	20,000	11,781	53,831	2,967	2,450	91,029
Mr. Clark	12,000	—	40,479	1,214	—	53,693
Ms. May	12,000	4,877	26,109	1,173	—	44,159
Mr. Carango	14,400	—	19,113	1,754	—	35,267

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a Company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled “Nonqualified Deferred Compensation.”

(c)
Dividends on Unvested Restricted Stock: Under the terms of our Stock Incentive Plan, holders of unvested restricted stock have rights to dividend, provided, that any dividends received on shares of unvested restricted stock granted under the Stock Incentive Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect our accrual of dividends with respect to unvested shares of restricted stock granted under the Stock Incentive Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a Company-paid executive physical examination every two years.

Grants of Plan-Based Awards in Fiscal 2019
The following table shows all restricted shares and stock options granted to Named Executive Officers under the Stock Plan during fiscal 2019, as well as the range of potential Bonuses that were achievable in fiscal 2019 under our Performance Incentive Plan.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Overton	n/a	$205,269	$1,094,500	$1,915,375
	2/13/2019								104,000	$46.03	$1,090,506
	2/13/2019							23,700			$1,090,911
	2/13/2019				28,440	47,400	71,100				$2,181,822
David M. Gordon	n/a	$96,923	$516,923	$904,616
	2/13/2019								23,400	$46.03	$245,364
	2/13/2019							5,300			$243,959
	2/13/2019				6,480	10,800	16,200				$497,124
Matthew E. Clark	n/a	$66,559	$354,846	$620,981
	2/13/2019								42,900	$46.03	$449,834
	2/13/2019				5,880	9,800	14,700				$451,094
Scarlett May	n/a	$59,450	$317,000	$554,750
	2/13/2019								11,600	$46.03	$121,633
	2/13/2019							2,600			$119,678
	2/13/2019				3,180	5,300	7,950				$243,959
Keith T. Carango	n/a	$48,882	$260,650	$456,138
	2/13/2019								9,200	$46.03	$96,468
	2/13/2019							2,100			$96,663
	2/13/2019				2,580	4,300	6,450				$197,929
(1)
The threshold Bonus amounts assume achievement of 85% of the Company-wide adjusted EBITDAR target and none of the strategic objectives. Target Bonus amounts assume achievement of 100% of the Company-wide adjusted EBITDAR target and 100% of the strategic objectives. Maximum Bonus amounts assume achievement of 115% or more of the Company-wide adjusted EBITDAR target and 100% of the strategic objectives. For actual amounts paid under the Performance Incentive Plan for fiscal 2019, see the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” included in this Proxy Statement. For more information on our annual performance bonus program under the Performance Incentive Plan for fiscal 2019, see “Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation.”

(2)
Based on minimum achievement of the Company adjusted EBITDAR objective only. For information regarding this performance objective, see “Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation.”

(3)
Target awards are a percentage of base salary for fiscal 2019, as follows: 110% for Mr. Overton; 80% for Mr. Gordon; 70% for Mr. Clark, and 65% for each of the other Named Executive Officers.

(4)
The restricted stock awards are subject to achievement of a targeted cumulative adjusted EPS, Sales Per Square Foot and Controllable Profit for fiscal years 2019, 2020, and 2021, measured once at the end of the 2021 fiscal year. This award is eligible to be earned from 60%-150% of target and will be forfeited if we do not achieve our threshold goal. Any awards remaining outstanding after achievement (if any) of the EPS, Sales Per Square Foot and Controllable Profit performance conditions is determined to be achieved (if at all) shall be subject to service-based vesting at a rate of 60% of the award vesting from three calendar years from the grant date and 20% of the award vesting on each of the fourth and fifth anniversaries of the grant date.

(5)
The restricted stock vests 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date subject to continued service with the Company.

(6)
The stock options vest 20% on each anniversary of the grant date subject to continued service with the

Company and the exercise prices reflect the closing price per share of our common stock on the respective grant dates.
(7)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the NEO. See Note 16 of the Notes to Consolidated Financial Statements in our Annual Report for information regarding the valuation of equity awards.

Outstanding Equity Awards At Fiscal Year End
The following table shows all outstanding stock options, restricted shares and restricted stock units held by the Named Executive Officers as of December 31, 2019, the last day of fiscal 2019. The vesting schedules set forth in the footnotes are subject to continued service with the Company.
	Option Awards				Stock Awards
					Restricted Stock		PSU/PSA Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David Overton(4)	175,000	—	35.62	3/7/21	—	—	—	—
	145,000	—	48.19	3/6/22	—	—	—	—
	108,000	27,000(4a)	48.01	3/5/23	—	—	—	—
	49,200	32,800(4b)	50.26	3/3/24	—	—	—	—
	29,400	44,100(4c)	61.59	3/2/25	—	—	—	—
	35,860	143,440(4d)	47.06	2/15/26	—	—	—	—
	—	104,000(4e)	46.03	2/13/27	—	—	—	—
	—	—	—	—	7,000(9a)	$272,020	—	—
	—	—	—	—	17,500(9b)	$680,050	—	—
	—	—	—	—	43,400(9c)	$1,686,524	—	—
	—	—	—	—	23,700(9d)	$920,982	47,400(9d)	$1,841,964
	—	—	—	—	—	—	44,600(9e)	$1,733,156
David M. Gordon(5)	25,000	—	35.62	3/7/21	—	—	—	—
	25,000	—	48.19	3/6/22	—	—	—	—
	20,400	5,100(5a)	48.01	3/5/23	—	—	—	—
	11,580	7,720(5b)	50.26	3/3/24	—	—	—	—
	6,660	9,990(5c)	61.59	3/2/25	—	—	—	—
	8,300	33,200(5d)	47.06	2/15/26	—	—	—	—
	—	23,400(5e)	46.03	2/13/27	—	—	—	—
	—	—	—	—	1,540(10a)	$59,844	—	—
	—	—	—	—	4,026(10b)	$156,450	—	—
	—	—	—	—	9,800(10c)	$380,828	—	—
	—	—	—	—	5,300(10d)	$205,958	10,800(10d)	$419,688
					—	—	10,400(10e)	$404,144
Matthew E. Clark(6)	5,200	—	35.62	3/7/21	—	—	—	—
	11,500	—	48.19	3/6/22	—	—	—	—
	8,000	2,000(6a)	48.01	3/5/23	—	—	—	—
	5,760	3,840(6b)	50.26	3/3/24	—	—	—	—
	3,200	4,800(6c)	61.59	3/2/25	—	—	—	—
	1,928	2,892(6d)	57.30	6/7/25	—	—	—	—
	7,600	30,400(6e)	47.06	2/15/26	—	—	—	—
	—	42,900(6f)	46.03	2/13/27	—	—	—	—
	—	—	—	—	1,100(11a)	$42,746	—	—
	—	—	—	—	2,120(11b)	$82,383	—	—
	—	—	—	—	4,450(11c)	$172,927	—	—
	—	—	—	—	2,850(11d)	$110,751	—	—
	—	—	—	—	—	—	9,500(11e)	$369,170
	—	—	—	—	—	—	9,800(11f)	$380,828

	Option Awards				Stock Awards
					Restricted Stock		PSU/PSA Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scarlett May(7)	1,840	7,360(7a)	52.14	5/30/26	—	—	—	—
	—	11,600(7b)	46.03	2/13/27	—	—	—	—
	—	—	—	—	2,300(12a)	$89,378	4,600(12a)	$178,756
	—	—	—	—	2,600(12b)	$101,036	5,300(12b)	$205,958
Keith T. Carango(8)	2,000	—	35.62	3/7/21	—	—	—	—
	3,200	—	48.19	3/6/22	—	—	—	—
	2,800	1,400(8a)	48.01	3/5/23	—	—	—	—
	2,520	2,520(8b)	50.26	3/3/24	—	—	—	—
	2,080	3,120(8c)	61.59	3/2/25	—	—	—	—
	1,660	6,640(8d)	47.06	2/15/26	—	—	—	—
	600	2,400(8e)	51.74	4/5/26	—	—	—	—
	—	9,200(8f)	46.03	2/13/27
	—	—	—	—	4,000(13a)	$155,440	—	—
	—	—	—	—	1,300(13b)	$50,518	—	—
	—	—	—	—	2,100(13c)	$81,606	4,300(13c)	$167,098
	—	—	—	—	700(13d)	$27,202	—	—
	—	—	—	—	1,400(13e)	$54,404	—	—
	—	—	—	—	2,950(13f)	$114,637	—	—

(1)
All options listed vest at a rate of 20% per year.

(2)
Restricted shares and PSU/PSA awards listed vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The market value of outstanding stock awards is based on a per share (or unit) value of  $38.86, the closing market price of our common shares on December 31, 2019, the last day of fiscal 2019. Per SEC rules, amounts shown reflect the target number of performance vesting awards that may be earned based on the results of the previous year’s performance at threshold levels.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2019 year-end are as follows: (a) 27,000 options vested on 3/5/20 (b) 16,400 options vested on 3/3/20 and 16,400 options will vest on 3/3/21; (c) 14,700 options vested on 3/2/20, and 14,700 options will vest on each of 3/2/21 and 3/2/22; (d) 35,860 options vested on 2/15/20 and 35,860 options will vest on each of 2/15/21, 2/15/22 and 2/15/23; (e) 20,800 options vested on 2/13/20 and 20,800 options will vest on each of 2/13/21, 2/13/22, 2/13/23 and 2/13/24.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2019 year-end are as follows: (a) 5,100 options vested 3/5/20; (b) 3,860 options vested on 3/3/20 and 3,860 options will vest on 3/3/21; (c) 3,330 options vested on 3/2/20, and 3,330 options will vest on each of 3/2/21 and 3/2/22; (d) 8,300 options vested on 2/15/20 and 8,300 options will vest on each of 2/15/21, 2/15/22 and 2/15/23; (e) 4,680 options vested on 2/13/20 and 4,680 options will vest on each of 2/13/21, 2/13/22, 2/13/23 and 2/13/24.

(6)
The vesting dates of options held by Mr. Clark that were not exercisable as of our fiscal 2019 year-end are as follows: (a) 2,000 options vested on 3/5/20; (b) 1,920 options vested on 3/3/20 and 1,920 options will vest on 3/3/21; (c) 1,600 options vested on 3/2/20 and 1,600 options will vest on each of 3/2/21 and 3/2/22; (d) 964 options will vest on each of 6/7/20, 6/7/21 and 6/7/22; (e) 7,600 options vested on 2/15/20 and 7,600 options will vest on each of 2/15/21, 2/15/22 and 2/15/23; (f) 8,580 options vested on 2/13/20 and 8,580 options will vest on each of 2/13/21, 2/13/22, 2/13/23 and 2/13/24.

(7)
The vesting dates of options held by Ms. May that were not exercisable as of our fiscal 2019 year-end are as follows: (a) 1,840 options will vest on each of 5/30/20, 5/30/21, 5/30/22 and 5/30/23; (b) 2,320 options vested on 2/13/20 and 2,320 options will vest on each of 2/13/21, 2/13/22, 2/13/23 and 2/13/24.

(8)
The vesting dates of options held by Mr. Carango that were not exercisable as of our fiscal 2019 year-end are as follows: (a) 1,400 options vested on 3/5/20; (b) 1,260 options vested on 3/3/20 and 1,260 options will vest on 3/3/21; (c) 1,040 options vested on 3/2/20 and 1,040 options will vest on each of 3/2/21 and 3/2/22; (d) 1,660 options vested on 2/15/20 and 1,660 options will vest on each of 2/15/21, 2/15/22 and 2/15/23; (e) 600 options vested on 4/5/20 and 600 options will vest on each of 4/5/21, 4/5/22 and 4/5/23; (f) 1,840 options vested on 2/13/20 and 1,840 options will vest on each of 2/13/21, 2/13/22, 2/13/23 and 2/13/24.

(9)
The grant dates of restricted shares and PSU/PSA awards held by Mr. Overton that were not vested as of our fiscal 2019 year-end are as follows: (a) 3/05/15; (b) 3/3/16; (c) 3/2/17; (d) 2/3/19; (e) 2/5/18.

(10)
The grant dates of restricted shares and PSU/PSA awards held by Mr. Gordon that were not vested as of our fiscal 2019 year-end are as follows: (a) 3/05/15; (b) 3/3/16; (c) 3/2/17; (d) 2/3/19; (e) 2/5/18.

(11)
The grant dates of restricted shares and PSU/PSA awards held by Mr. Clark that were not vested as of our fiscal 2019 year-end are as follows: (a) 3/05/15; (b) 3/3/16; (c) 3/2/17; (d) 6/7/17; (e) 2/5/18; (f) 2/13/19.

(12)
The grant dates of restricted shares and PSU/PSA awards held by Ms. May that were not vested as of our fiscal 2019 year-end are as follows: (a) 5/30/18; (b) 2/30/19.

(13)
The grant dates of restricted shares and PSU/PSA awards held by Mr. Carango that were not vested as of our fiscal 2019 year-end are as follows: (a) 2/05/18; (b) 4/5/18; (c) 2/3/19; (d) 3/5/15; (e) 3/3/16; (f) 3/2/17.

Option Exercises and Stock Vested
The following table shows, for fiscal 2019, all stock options exercised by Named Executive Officers and shares of their restricted stock that vested:
	Nonqualified Stock Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Overton	170,000	$3,118,476	40,650	$1,901,635
David M. Gordon	3,700	$50,648	9,178	$429,376
Matthew E. Clark	—	—	9,380	$439,024
Scarlett May	—	—	—	—
Keith T. Carango	—	—	3,500	$163,702
(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Pension Benefits
The following table shows the lump sum present value of the accumulated pension benefits of Mr. Overton, the only named executive officer entitled to pension benefits, as of December 31, 2019, the last day of fiscal 2019.
Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David Overton	Founder’s Retirement Benefit(1)	—	$6,252,000(2)	—
(1)
Pursuant to Mr. Overton’s 2019 Employment Agreement, Mr. Overton is entitled to a “Founder’s Retirement Benefit” pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of  $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments. Our obligation with respect to the Founder’s Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton’s employment agreement, see the sections in this Proxy Statement entitled “Retirement Plans” and “Compensation of Named Executive Officers-Employment Agreements.”

(2)
The present value of Mr. Overton’s accumulated benefit was calculated assuming an initial annual payment in October of 2020, the first payment date after the earliest possible date on which Mr. Overton could retire and obtain full benefits and a discount rate of 0.62% based on the 10 Year Treasury Yield Rate in effect as of April 1, 2020.

Nonqualified Deferred Compensation
We adopted The Cheesecake Factory Incorporated Executive Savings Plan (the “Executive Savings Plan”) in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our Independent Directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Code. The Executive Savings Plan allows our employee-participants to defer the receipt of up to 50% of their base salaries and up to 100% of their Bonus and, beginning in 2020, allows our non-employee directors to defer up to 100% of their director fees and stock units.

Under the Executive Savings Plan, we currently provide a matching contribution at a rate of 25% of the first 4% of salary and/or Bonus deferred under the plan. We do not provide a match for deferrals by non-employee directors. Our matching contributions vest 25% per year after the staff member’s second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers, other than Scarlett May, who was hired by the Company and appointed Executive Vice President, General Counsel and Secretary on May 14, 2018, are currently 100% vested in our matching contributions. Staff member deferrals and our matching contribution, if any, are deposited into a “rabbi” trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. Upon a participant’s termination from employment, he or she will receive a distribution of his or her account balance, including earnings and vested Company contributions, in accordance with his or her distribution election and the terms of the Executive Savings Plan. For any plan year, a participant may elect, in accordance with the terms of the Executive Savings Plan, to have a portion of his or her account paid on a scheduled in-service distribution date; provided, such a distribution may not occur earlier than the second plan year after the plan year to which such an election applies. The following table shows the compensation (including Bonus) earned for fiscal 2019 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2019:
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Fiscal 2019 $(1)	Company Contributions in Fiscal 2019 $(2)	Aggregate Earnings/(Losses) in Fiscal 2019 $	Aggregate Withdrawals or Distributions in Fiscal 2019 $	Aggregate Balance at December 31, 2019 $(3)
David Overton	—	—	56,896	—	249,718
David M. Gordon	109,090	11,781	157,125	—	1,188,707
Matthew E. Clark	—	—	48	—	2,665
Scarlett May	19,485	4,877	3,372	—	38,105
Keith T. Carango	—	—	—	—	—
(1)
These amounts are reported as compensation earned by the Named Executive Officers in the “Summary Compensation Table.” The “Executive Contributions” total is included in the “Salary” or “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” depending on the source of the deferral for each executive.

(2)
These amounts are reported as “other” compensation earned by the Named Executive Officers. Please see footnote 2 to the “Summary Compensation Table.”

(3)
For Mr. Overton, $3,043 of the aggregate balance was reported in the “Summary Compensation Table” in previous years. For Mr. Gordon, $69,034 of the aggregate balance was reported in the “Summary Compensation Table” in previous years. For Mr. Clark, $4,962 of the aggregate balance was reported in the “Summary Compensation Table” in previous years. For Ms. May, $2,375 of the aggregate balance was reported in the “Summary Compensation Table” in previous years, and for Mr. Carango, none of the aggregate balance was reported in the “Summary Compensation Table” in previous years.

Pay Ratio
We believe that executive pay should align with the value and contributions that our executives bring to the business, while ensuring that we are paying competitively across our different markets and job levels.
As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the total annual compensation of Mr. David Overton, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2019:
•
the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $23,807 and represents the total compensation of a part-time staff member who worked 1,227 hours (approximately 23.6 hours per week); and

•
the annual total compensation of our Chief Executive Officer, as reported in the “Summary Compensation Table,” was $6,715,889.

Based on this information, for fiscal 2019, our Chief Executive Officer’s annual total compensation was 282 times that of the median of the annual compensation of all employees.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
1.
We determined that as of December 31, 2019, our employee population consisted of approximately 39,300 individuals. This population consisted of both full-time and part-time employees. As part of our methodology, and in reliance with the “de minimis” exemption under Item 402(u) of Regulation S-K, we excluded all employees in Canada totaling 317 or approximately 0.8% of our total workforce. In addition, as permitted by the rules, we excluded approximately 6,750 employees that we recently obtained in connection with our acquisition of North Italia and FRC in the fourth quarter of 2019.

2.
To identify the median employee from our employee population, we compared the amount of total wages (including reported tips) of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019. Given our workforce with similar high turnover rates inherent in the restaurant industry, our methodology included annualizing the compensation for permanent employees who did not work a full calendar year to properly reflect their compensation levels. However, even with this annualizing, many employees had very low hours and had not reached a stabilized work schedule. We did not perform any full-time equivalency adjustments. We believe the use of total wages for all employees is a consistently applied compensation measure.

3.
We identified our median employee by using this compensation measure, which we consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the median employee. Again, the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) represents a part-time staff member who worked 1,227 hours (approximately 23.6 hours per week) and was $23,807.

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of  $23,807.

5.
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column in the “Summary Compensation Table,” above.

Employment Agreements
Our employment agreements with our Named Executive Officers are summarized below.
David Overton. We entered into an employment agreement with David Overton effective April 1, 2017, as amended February 15, 2018.
Mr. Overton’s employment agreement, as amended, had a one-year term, initially expiring April 1, 2019, but provides for automatic additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. Pursuant to his employment agreement, Mr. Overton is entitled to an annual base salary of  $995,000, subject to increase at the discretion of the Compensation Committee. Mr. Overton is eligible to participate in our annual bonus plan for executive officers, to receive equity grants and other long- term incentive compensation at the discretion of the Compensation Committee, and to participate equitably with other executive officers in all of our other health and welfare, retirement, fringe and other benefit plans, including reimbursement of his reasonable business expenses.
If Mr. Overton’s employment with us is terminated by us for any reason other than for Cause, death or Permanent Disability (as defined in Mr. Overton’s employment agreement), or if Mr. Overton voluntarily resigns his employment with us due to a Constructive Termination, then we will provide him with certain payments and/or benefits described under “Potential Payments upon Termination or Change in Control” below.
For the purposes of Mr. Overton’s employment agreement:
•
“Cause” generally means a finding by the majority of the Board that Mr. Overton engaged in any of the following: (i) a willful failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board; (ii) willful misconduct that is demonstrably and materially injurious to the Company; or (iii) the commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

•
“Constructive Termination” generally means (without Mr. Overton’s consent): (i) a relocation of more than 50 miles of Mr. Overton’s principal business office; (ii) a material diminution in Mr. Overton’s title, authority, duties or responsibilities; (iii) a decrease in Mr. Overton’s annual base salary or a material diminution in and/or discontinuation of any benefit plan or program or level of participation, which decrease or discontinuation does not apply to all executive officers of the Company, or a failure to include Mr. Overton in any new benefit plan or program offered to all other executive officers of the Company; or (iv) upon a Change in Control (as defined in his employment agreement), if any of Mr. Overton’s equity awards are not assumed by the surviving entity and also not accelerated.

Should Mr. Overton be subject to any excise tax in connection with the “excess parachute payment” provisions of Section 280G of the Code, Mr. Overton would not be entitled to receive an additional “gross-up” payment from us. Instead, Mr. Overton’s employment agreement contains a “best net” provision; any punitive parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause Mr. Overton to receive a greater amount as measured on an after-tax basis.
In recognition of Mr. Overton’s unique contributions as our founder, Mr. Overton’s employment agreement provides for a “Founder’s Retirement Benefit,” pursuant to which he will receive, during his lifetime or in the event of his death to his designated beneficiary, an annual payment in the amount of  $650,000 for ten years, payable in equal monthly installments, as further described in his employment agreement.
Following Mr. Overton’s separation from service with us, he is entitled to retain the title of  “Founder” of the Company for the remainder of his lifetime. His other lifetime benefits are retaining the title of  “Chairman Emeritus” and dining privileges at our restaurants, in each case provided he wasn’t terminated for Cause (as defined in his employment agreement). For ten years following separation (or until subsequently employed if earlier), Mr. Overton will have an office and secretary, provided he is not in competition with us, and further provided that he promotes our brand, business and reputation.
David M. Gordon, Matthew E. Clark, Scarlett May and Keith T. Carango. We maintain employment agreements with our other Named Executive Officers which are all substantially similar to one another (the “NEO Employment Agreements”).
Each of the NEO Employment Agreements has an initial term of approximately one year and will extend automatically for additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. The Compensation Committee determines any future adjustments to base salary of each executive, but none of such executives’ annual salary may be decreased without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. In addition, the NEO Employment Agreements respectively provide for certain benefits upon termination of the executive’s employment under certain circumstances, including death or Permanent Disability (as defined in the NEO Employment Agreements), a termination by us other than a

Termination With Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a change in control. See “Potential Payments upon Termination or Change in Control” below for more information on the potential payments.
For the purposes of the NEO Employment Agreements:
•
“Constructive Termination” generally means (without the applicable executive’s consent): (i) a relocation of more than 45 miles of the executive’s principal business office; (ii) a material diminution in the executive’s title, authority, duties or responsibilities; (iii) a decrease in the executive’s annual base salary or a material diminution in and/or discontinuation of any benefit plan or program, or level of participation which decrease or discontinuation does not apply to all executive officers of the Company, or a failure to include the executive in any new benefit plan or program offered to all other executive officers of the Company; or (iv) upon a Change in Control (as defined in the NEO Employment Agreements), if any of the executive’s equity awards are not assumed by the surviving entity and also not accelerated.

•
“Termination With Cause” generally means a termination by the Company upon the executive’s: (i) failure to substantially perform his or her duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after delivery of a written notice identifying such failure from the Company, which, if such failure is not material, continues for 30 days following the delivery of such notice; (ii) incompetence or gross negligence in the discharge of his or her duties; (iii) commission of any dishonesty, act of theft, embezzlement, or fraud; (iv) breach of confidentiality in violation of law or of the Company’s policies and procedures; (v) unauthorized disclosure or use of inside or proprietary information in violation of law or of the Company’s policies and procedures; (vi) willful or material violation of any law, rule or regulation of any governing authority; (vii) willful or material violation of the Company’s policies and procedures; (viii) intentional conduct that is injurious to the reputation, business or assets of the Company; or (ix) except as expressly permitted by the NEO Employment Agreements, solicitation of the Company’s consultants or employees to work for any business other than the Company or its affiliates during the term of the applicable NEO Employment Agreement without the knowledge and consent of the Chief Executive Officer of the Company.

The NEO Employment Agreements each provide that the executive is eligible to participate with other executive officers in any of our bonus, equity, health and welfare, and fringe benefit plans, to the extent eligible by virtue of his or her position, tenure and salary. The NEO Employment Agreements also provide each executive with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. In addition, in connection with her entry into her NEO Employment Agreement, we agreed to reimburse Ms. May for certain relocation expenses and provided her with a one-time reimbursement in the amount of  $211,000 as compensation for losses incurred in connection with her relocation subject to forfeiture in the event Ms. May voluntarily resigns her employment, other than due to a Constructive Termination, prior to May 13, 2021.
The NEO Employment Agreements contain the same Code Section 280G “best net” provision as described above for Mr. Overton. In addition, the NEO Employment Agreements provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive’s prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, we will pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed.
Mr. Overton’s employment agreement and the NEO Employment Agreements (i) contain confidentiality, noncompete and nonsolicit restrictive covenants; and (ii) expressly authorize each executive to report to appropriate authorities outside of the Company possible violations of law or regulations and to make other disclosures that are protected under so called “whistleblower” provisions, notwithstanding any confidentiality policies to the contrary.

Potential Payments upon Termination or Change in Control
Chief Executive Officer. Pursuant to Mr. Overton’s employment agreement, if Mr. Overton’s employment were terminated for any reason (other than for Cause, death or Permanent Disability) or if he voluntarily resigns from his employment due to a Constructive Termination, he or his estate would be entitled to receive continued base salary payments (on regular payroll dates) through the end of the current annual term and a pro-rata bonus for the year of termination based on length of service and actual performance. Through the end of the current annual term of his employment agreement (or until coverage is provided by a subsequent employer, if applicable), Mr. Overton would be entitled to a Company car at the comparable level provided to him prior to his termination and continuation of health and welfare benefits on behalf of Mr. Overton and his dependents. In addition, all installments of outstanding equity awards that are scheduled to vest within 24 months of Mr. Overton’s termination date would become exercisable and vest as of such termination date; provided, however, any performance-based awards will be subject to achievement of their underlying performance goals. In the event of Mr. Overton’s termination for any reason other than by the Company for Cause, then generally he will have the right to exercise any vested equity awards for a period of 36 months from the later of  (i) the date of his Separation from Service (as defined in his employment agreement) or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company’s achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award).
Mr. Overton would also be entitled to an annual Founder’s Retirement Benefit as earlier described. This benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton has no right or interest in any of our specific assets by virtue of this obligation.
The following table shows the potential payments to Mr. Overton upon a termination of his employment or a change in control of the Company under Mr. Overton’s employment agreement and equity awards, not including accrued payments that would be owed through the termination date. In accordance with SEC rules, this table assumes that (i) the triggering event took place on December 31, 2019, the last business day of our fiscal 2019; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the applicable exercise prices and the market price of our common stock on December 31, 2019 ($38.86) by the number of unvested options that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on December 31, 2019 by the number of unvested restricted shares that are subject to acceleration with performance shares assumed to have paid out at target; and (iv) a performance incentive bonus was earned in fiscal 2019 at the level set forth in the “Summary Compensation Table.”

CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AS OF DECEMBER 31, 2019
	Change In Control			Qualifying Termination of Employment without Change In Control
David Overton	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon termination due to Constructive Termination(3) ($)	Payout upon Death or Permanent Disability(4) ($)	Payout upon termination by Company without Cause, or by Executive due to Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)
Cash Severance(5)	0	0	256,404	0	256,404	0
Pro-Rata Bonus(6)	0	0	1,094,500	0	1,094,500	0
Intrinsic Value of Equity Acceleration(7)	0	5,292,732	3,341,183	3,341,183	3,341,183	0
Benefits and Other Perquisites(8)	0	0	5,000	0	5,000	0
Health & Welfare Benefits(8)	0	0	4,379	0	4,379	0
Gross-up on Excise Tax	0	0	0	0	0	0
Founder’s Retirement Benefit(9)	0	0	6,252,000	6,252,000	6,252,000	6,252,000
Total CEO Benefit	0	5,292,732	10,953,466	9,593,183	10,953,466	6,252,000
(1)
Neither Mr. Overton’s employment agreement, nor any of Mr. Overton’s outstanding unvested equity award agreements provide for an automatic acceleration of vesting of equity awards solely as a result of a Change in Control (as defined under such documents). The information in this column assumes that a Change in Control occurs without the occurrence of any of the triggering events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurred and the acquirer did not assume or continue any of the awards.

(3)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24-month period only if within 18 months of a Change in Control, Mr. Overton terminates his employment due to Constructive Termination (as defined in Mr. Overton’s employment agreement).

(4)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24-month period if Mr. Overton’s employment is terminated due to death or Permanent Disability. In addition, Mr. Overton’s estate or designated beneficiary would be eligible to receive $497,500 in life insurance proceeds upon his death (i.e., 50% of his base salary for 2019). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

(5)
Pursuant to Mr. Overton’s employment agreement, cash severance is comprised of payment of Mr. Overton’s annual salary from the date of termination to the expiration of the then current term of his employment agreement (the “Continuation Period”). Mr. Overton’s employment agreement has a term ending on April 1, 2020.

(6)
Assumes that the performance objectives for fiscal year 2019 under our Performance Incentive Plan were satisfied at the targeted level and Mr. Overton remained employed for the full fiscal year. Under his employment agreement, however, Mr. Overton only would receive a pro rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those options and restricted stock awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, (b) a Change in Control followed within 18 months by Mr. Overton’s voluntary termination due to Constructive

Termination, (c) his death or Permanent Disability, or (d) his Constructive Termination, as noted in footnotes (2), (3), (4) and (5). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.
(8)
For the Continuation Period only, Mr. Overton would be entitled to use of a car, life insurance and health and welfare benefits. Following any termination without Cause, he also would be entitled to certain dining privileges at our restaurants, and for a period of ten years, use of an office and secretary at our corporate center while he continues to perform certain consulting services for the Company.

(9)
This benefit is provided in recognition of Mr. Overton’s key role in the creation and development of the Company and his ongoing participation in our growth and operational achievements. This represents the net present value of  $650,000 per year for a period of ten years after separation from service, calculated using a 0.62% discount rate (based on the 10 Year Treasury Yield Rate in effect on the Record Date) and 12 monthly payments for each year.

Named Executive Officers other than Chief Executive Officer.   Under each NEO Employment Agreement, the executive will be entitled to a severance payment in cash equal to one times his or her base salary payable in installments and a pro-rata annual bonus for the year of termination based on length of service and actual performance, if during the term of the agreement (i) we terminate his or her employment for any reason other than a Termination With Cause; (ii) if the executive’s employment is terminated by reason of death or Permanent Disability; (iii) if within 18 months after a change in control we terminate the executive’s employment (whether or not the term of the agreement ended without renewal) for any reason other than a Termination With Cause; or (iv) if the executive terminates the agreement in connection with the occurrence of a Constructive Termination during the term or within 18 months after a Change in Control (as defined in the NEO Employment Agreements), whether or not the term has expired. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months, unless sooner provided by a subsequent employer. In addition, all installments of equity awards that are scheduled to vest within 24 months of an executive’s termination date would become exercisable and vest as of such termination date; provided, however, that any performance-based awards will be subject to achievement of their underlying performance goals. In the event of any termination other than a Termination With Cause, the executive generally will have the right to exercise any vested equity awards for a period of 24 months (or 36 months in the case of retirement with 20 continuous years of service) from the later of  (i) the date of his or her Separation from Service (as defined in the NEO Employment Agreement) or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company’s achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award).
Acceleration of Equity Awards in connection with a Change in Control.   Outstanding equity awards under the Stock Plan that are not assumed or continued upon a “change in control” (as defined in the Stock Plan) by the acquirer will accelerate with performance awards vesting at the greater of pro-rated target or actual performance as of the date of the change in control. Outstanding equity awards that are assumed or continued by the acquirer will vest if the Named Executive Officer is terminated without “cause” or for “good reason” within 12 months following such change in control, subject to the terms of the applicable grant agreement and the executive’s employment agreement.
With respect to equity awards outstanding under our 2010 Stock Incentive Plan as amended (the “2010 Stock Plan”), if there is no assumption or continuation upon a “change in control” (as defined in the 2010 Stock Plan) by the acquirer, such equity awards will vest in full as of immediately prior to such change in control. In addition, in the event that outstanding equity awards are assumed or continued by the acquirer in connection with a change in control and the applicable Named Executive Officer experiences a “constructive termination” or a termination for “good reason” within 18 months following such change in control, then any awards that scheduled to vest within 24 months after the termination will vest upon termination with performance-based awards subject to achievement of their underlying goals.
Potential Payments upon Termination or Change in Control.    The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Overton and does not include accrued payments that would be owed through the termination date. In accordance with SEC rules, the table assumes that (i) the triggering event took place on December 31, 2019, the last business day of our fiscal 2019; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the applicable exercise prices and the market price of our common stock on December 31, 2019 ($38.86) by the number of unvested options that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on December 31, 2019 by the number of unvested restricted shares that are subject to acceleration with performance shares assumed to have paid out at target.; and (iv) a performance incentive bonus was earned in fiscal 2019 at the level set forth in the “Summary Compensation Table” for each individual.

EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AS OF DECEMBER 31, 2019
	Change In Control			Termination without Change In Control
	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon Constructive Termination by Executive within 18 months(3) ($)	Payout upon permanent disability ($)	Payout upon death ($)	Payout upon termination by Company without Cause, or by Executive as a result of Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)
David M. Gordon
Cash Severance(5)	0	0	650,000	650,000	650,000	650,000	0
Pro-Rata Bonus(6)	0	0	516,923	516,923	516,923	516,923	0
Intrinsic Value of Equity Acceleration(7)	0	1,436,499	611,112	611,112(4)	611,112(4)	611,112	0
Health & Welfare Benefits(8)	0	0	33,877	33,877	33,877	33,877	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
David M. Gordon Total	0	1,436,499	1,811,912	1,811,912	1,811,912	1,811,912	0
Matthew E. Clark
Cash Severance(5)	0	0	510,000	510,000	510,000	510,000	0
Pro-Rata Bonus(6)	0	0	354,846	354,846	354,846	354,846	0
Intrinsic Value of Equity Acceleration(7)	0	1,103,430	529,273	529,273(4)	529,273(4)	529,273	0
Health & Welfare Benefits(8)	0	0	15,815	15,815	15,815	15,815	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
Matthew E. Clark Total	0	1,103,430	1,409,934	1,409,934	1,409,934	1,409,934	0
Scarlett May
Cash Severance(5)	0	0	490,000	490,000	490,000	490,000	0
Pro-Rata Bonus(6)	0	0	317,000	317,000	317,000	317,000	0
Intrinsic Value of Equity Acceleration(7)	0	575,128	160,880	160,880(4)	160,880(4)	160,880	0
Health & Welfare Benefits(8)	0	0	21,537	21,537	21,537	21,537	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
Scarlett May Total	0	575,128	989,417	989,417	989,417	989,417	0
Keith T. Carango
Cash Severance(5)	0	0	403,000	403,000	403,000	403,000	0
Pro-Rata Bonus(6)	0	0	254,134	254,134	254,134	254,134	0
Intrinsic Value of Equity Acceleration(7)	0	650,905	296,890	296,890(4)	296,890(4)	296,890	0
Health & Welfare Benefits(8)	0	0	34,950	34,950	34,950	34,950	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
Keith T. Carango Total	0	650,905	988,974	988,974	988,974	988,974	0
Total Payments (including those for Mr. Overton (see CEO Table above))	0	9,058,694	16,153,703	14,793,420	14,793,420	16,153,703	6,252,000

(1)
None of the NEO Employment Agreements, nor any of the executives’ award agreements under which there are outstanding unvested awards, provide for an automatic acceleration of vesting of awards solely as a result of a Change in Control (as defined under such documents) (a so called “Single Trigger”). The information in this column assumes that a Change in Control occurs without the occurrence of any of the events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to the executives provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
The NEO Employment Agreements provide for the acceleration of vesting of 24 months of unvested equity awards if within 18 months of a Change in Control, the executive terminates employment due to a Constructive Termination, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(4)
The NEO Employment Agreements provide for acceleration of vesting of 24 months of unvested equity awards in in the event of a termination by the executive’s voluntary termination for Constructive Termination, termination by the Company without Cause, or by reason of death or Permanent Disability (each as defined in the NEO Employment Agreements), provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(5)
Under the NEO Employment Agreements, payment would equal 12 months of the executive’s annual base salary.

(6)
Assumes that the performance objectives for fiscal year 2019 under our Performance Incentive Plan were satisfied at target level and the executive remained employed for the full fiscal year. Under the NEO Employment Agreements, however, the applicable executive would only receive a pro-rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those equity awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by the executive’s voluntary termination for Constructive Termination or termination by the Company without Cause, or (c) his or her death or Permanent Disability, as noted in footnotes (2) and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award at target level. Values for awards with performance conditions are based on target performance.

(8)
Under the NEO Employment Agreements, for a 12-month period after the termination date, the Company shall, at its expense, continue on behalf of the executive and his or her dependents, medical, dental, vision care and hospitalization benefits, limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer’s benefit plan.

In addition to the payments set forth above, each executive’s estate or designated beneficiary would be eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70. Please see the section entitled “Other Benefits and Perquisites” in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.
As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board, as well as the independent audit of our consolidated financial statements by the Company’s independent registered accounting firm. The Audit Committee is responsible for appointment, compensation and oversight of our independent registered accounting firm, including fee negotiation. When assessing the independence of the Company’s independent registered accounting firm, the Audit Committee will consider non-audit fees and services.
The Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s independent registered accounting firm for fiscal 2019, and the stockholders ratified that selection at the 2019 annual meeting of stockholders. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including our system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for fiscal 2019 with management and KPMG. Management and KPMG represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.
The Audit Committee reviewed with KPMG such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee has discussed with KPMG the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with KPMG the overall scope and plans for its audit. The Audit Committee periodically met with KPMG, with and without management present, to discuss the results of its audit, its evaluation of our internal controls and the overall quality of our financial reporting.
Based upon these reviews and discussions, the Audit Committee has approved the recommendation of our management that the audited consolidated financial statements for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission.
Dated: April 2, 2020	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Jerome I. Kransdorf

OTHER INFORMATION
Beneficial Ownership of Principal Stockholders and Management
The following table sets forth certain information regarding the beneficial ownership as of the Record Date (March 31, 2020) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	4,916,780	10.8%
Wellington Management Group LLP(5)	4,016,804	8.8%
The Vanguard Group, Inc.(6)	3,993,102	8.8%
Macquarie Group Limited(7)	2,545,990	5.6%
Kayne Anderson Rudnick Investment Management, LLC(8)	2,365,151	5.2%
Named Executive Officers, Directors and Director nominees:
David Overton(9)	3,562,016	7.7%
Edie A. Ames(10)	5,940	*
Alexander L. Cappello(11)	5,094	*
Jerome I. Kransdorf(12)	13,750	*
Laurence B. Mindel(13)	12,500	*
Janice L. Meyer(14)	—	*
David B. Pittaway(15)	13,122	*
Herbert Simon(16)	195,000	*
David M. Gordon(17)	151,949	*
Matthew E. Clark(18)	80,473	*
Scarlett May(19)	14,000	*
Keith T. Carango(20)	47,555	*
All executive officers and directors as a group (12 persons)(21)	4,101,399	8.9%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 45,461,336 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. as a parent holding company or control person, beneficially owns 4,916,780 shares of the Company. BlackRock, Inc. has sole power to vote or direct the vote of 4,828,215 shares and sole power to dispose or direct the disposition of 4,916,780 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. on February 4, 2020 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Wellingon Management Group LLP (“Wellington”) may be deemed to beneficially own 4,016,804 shares of the Company. Wellington has shared power to vote or direct the vote of 3,680,454 shares and shared power to dispose or direct the disposition of 4,016,804 shares. The shares held by Wellington, as parent holding company of certain holding companies and certain investment advisers owned by Wellington (the “Wellington Investment Advisers”), are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The foregoing information is based solely on the Schedule 13G filed by Wellington on January 8, 2020 under the Securities Exchange Act of 1934. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(6)
The Vanguard Group, Inc. (“Vanguard”), in its capacity as investment advisor, may be deemed to beneficially own 3,993,102 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 87,928 shares, shared power to vote or direct the vote of 6,497 shares, sole power to dispose or direct the disposition of 3,904,335 shares and shared power to dispose or direct the disposition of 88,767 shares. The foregoing information is based soley on the Schedule 13G filed by Vanguard on February 12, 2020 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Macquarie Group Limited (“Macquarie”) on behalf of Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Austria Kapitalanlage AG may be deemed to beneficially own 2,545,990 shares of the Company. Macquarie Investment Management Business Trust has sole power to vote or direct the vote of 2,536,202 shares and sole power to dispose or direct the disposition of 2,536,202 shares. Macquarie Investment Management Austria Kapitalanlage AG has sole power to vote or direct the vote of 1,933 shares and sole power to dispose or direct the disposition of 1,933 shares. The foregoing information is based solely on the Schedule 13G filed by Macquarie on February 13, 2020 under the Securities Exchange Act of 1934. The address for Macquarie is 50 Martin Place, Sydney, New South Wales, Australia.

(8)
Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”), in its capacity as investment advisor, may be deemed to beneficially own 2,365,151 shares of the Company held of record. Kayne Anderson has sole power to vote or direct the vote of 1,710,401 shares, shared power to vote or direct the vote of 654,750 shares, sole power to dispose or direct the disposition of 1,710,401 shares and shared power to dispose or direct the disposition of 654,750 shares. The foregoing information is based solely on the Schedule 13G filed by Kayne Anderson on February 14, 2020 under the Securities Exchange Act of 1934. The address for Kayne Anderson is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(9)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 22,900 restricted shares held directly and 2,881,896 shares held by the David M. Overton Family Trust of which Mr. Overton is trustee. Excludes 60,211 shares held by Mr. Overton’s spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/2011 for the benefit of Mr. Overton’s son, of which Mr. Overton’s spouse is trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 657,220 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of March 31, 2020. For additional information regarding Mr. Overton’s equity grants, refer to the section entitled “Outstanding Equity Awards” in this Proxy Statement.

(10)
Ms. Ames is a director of the Company. All shares are held directly.

(11)
Mr. Cappello is a director of the Company. Includes 4,916 shares held by Maricopa Capital LLC of which Mr. Cappello is the sole shareholder. Also includes 178 shares held by Mr. Cappello’s children for which his spouse acts as custodian.

(12)
Mr. Kransdorf is a director of the Company. All shares are held directly.

(13)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust U/A dated 10/05/1992 of which Mr. Mindel is trustee.

(14)
Ms. Meyer is a director of the Company.

(15)
Mr. Pittaway is a director of the Company. All shares are held directly.

(16)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is trustee.

(17)
Mr. Gordon is a Named Executive Officer. Includes 5,300 restricted shares held directly and 24,439 shares held directly and 122,210 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of March 31, 2020. For additional information regarding Mr. Gordon’s equity grants, refer to the section entitled “Outstanding Equity Awards” in this Proxy Statement.

(18)
Mr. Clark is a Named Executive Officer. Includes 2,490 restricted shares held directly and 13,095 shares held directly and 64,888 shares Mr. Clark has a right to acquire upon exercise of options exercisable within 60 days of March 31, 2020. For additional information regarding Mr. Clark’s equity grants, refer to the section entitled “Outstanding Equity Awards” in this Proxy Statement.

(19)
Ms. May is a Named Executive Officer. Includes 8,000 restricted shares held directly. Also includes 6,000 shares Ms. May has a right to acquire upon the exercise of options exercisable within 60 days of March 31, 2020. For additional information regarding Ms. May’s equity grants, refer to the section entitled “Outstanding Equity Awards” in this Proxy Statement.

(20)
Mr. Carango is a Named Executive Officer. Includes 7,400 restricted shares held directly and 17,495 shares held directly. Also includes 22,660 shares Mr. Carango has a right to acquire upon the exercise of options exercisable within 60 days of March 31, 2020. For additional information regarding Mr. Carango’s equity grants, refer to the section entitled “Outstanding Equity Awards” in this Proxy Statement.

(21)
Includes 872,978 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of March 31, 2020.

Equity Compensation Plan Information
The following table sets forth information concerning the shares of common stock that may be issued under all of our equity compensation plans as of December 31, 2019, the last day of fiscal 2019.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	2,298,083(2)	47.32(3)	6,540,969
Equity compensation plans not approved by stockholders	—	—	—
Total	2,298,083	47.32	6,540,969

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, upon vesting of restricted stock units, awards of deferred shares or as payment for performance shares or performance units.

(2)
Amounts includes 1,829,455 outstanding options and 468,628 outstanding RSUs (with performance-based RSUs included at the maximum level).

(3)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price

Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock (“Section 16 reporting persons”) are required to report their ownership of common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2019, except for one transaction which was not timely filed on a Form 4 for Mr. Cappello.
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
Any stockholder proposal intended to be included in our proxy statement under SEC Rule 14a-8 for the 2021 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting on or before December 18, 2020.
For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice with respect to the 2021 annual meeting must be received (i) not earlier than January 28, 2021 and (ii) not later than February 27, 2021; provided that, in the event the 2021 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2020 annual meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2021 annual meeting was mailed or public disclosure of the date of the 2021 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2021 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder proposals. Our Bylaws also provide procedures for stockholder nominations of directors (see the section entitled “Director Nominations Process” in this Proxy Statement). Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. May, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled “Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.”
Availability of Annual Report and Form 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 has been filed with the SEC and it, together with our Annual Report to Stockholders, is available on our website listed in the following paragraph. The Annual Report to Stockholders is not incorporated into this Proxy Statement and is not proxy soliciting material.
We make available on our website at investors.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found on our website at investors.thecheesecakefactory.com, by clicking on the link for “Financials.” We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended December 31, 2019. Such requests should be addressed to:
Stacy Feit
Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2020 Annual Meeting of Stockholders
In the event there are not sufficient votes to approve any proposal contained in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of no more than 30 days and no new record date is fixed for the adjourned meeting, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. The chairman of the Annual Meeting or a majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.
Other Matters
We currently know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.
By Order of the Board,
/s/ Scarlett May
Scarlett May
Secretary
Calabasas Hills, California
April 16, 2020

YOUR VOTE IS VERY IMPORTANT

      Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the virtual Annual Meeting and you wish to vote your shares during the meeting, the proxy is revocable. However, if you hold your shares through an account with a brokerage firm, bank or other nominee, you may not vote these shares online at the virtual Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the virtual Annual Meeting.

      Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.
IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING

      We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CAKE2020. The webcast will start at 10:00 a.m., Pacific Daylight Time, on Thursday, May 28, 2020. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Please do not return your Proxy Card if you voted by telephone or online.

APPENDIX A—RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Following is a reconciliation of income from operations, net income and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):
Fiscal Year 2019
Income from operations	$103,598
Impairment of assets and lease terminations	18,247
Acquisition-related costs	5,270
Acquisition-related contingent consideration, compensation and amortization expenses	1,033
Adjusted income from operations	$128,148
Income from operations	$103,598
Depreciation and amortization expenses	88,133
Rent	179,105
EBITDAR	370,836
Impairment of assets and lease terminations	18,247
Equity compensation expenses	19,373
Other	(1,508)
Adjusted EBITDAR	$406,948

	Fiscal Year
	2019	2018	2017
Net income	$127,293	$99,035	$157,392
Impairment of assets and lease terminations	18,247	17,861	10,343
Loss on investment in unconsolidated affiliates	13,439	4,754	479
Gain on investment in unconsolidated affiliates	(52,672)	—	—
Acquisition-related costs	5,270	—	—
Acquisition-related contingent consideration, compensation and amortization expenses	1,033	—	—
Tax effect of adjustments	3,818	(5,880)	(4,329)
One-time tax benefit items	—	—	(38,525)
Adjusted net income	$116,428	$115,770	$125,360
Diluted net income per share	$2.86	$2.14	$3.27
Impairment of assets and lease terminations	0.41	0.39	0.21
Loss on investment in unconsolidated affiliates	0.30	0.10	0.01
Gain on investment in unconsolidated affiliates	(1.18)	—	—
Acquisition-related costs	0.12	—	—
Acquisition-related contingent consideration, compensation and amortization expenses	0.02	—	—
Tax effect of adjustments	0.09	(0.13)	(0.09)
One-time tax benefit items	—	—	(0.80)
Adjusted diluted net income per share(1)	$2.61	$2.51	$2.60

(1)
Adjusted diluted net income per share may not add due to rounding

We calculate these non-GAAP measures by eliminating from net income and diluted net income per share the impact of items we do not consider indicative of our ongoing operations. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

A-1

THE CHEESECAKE FACTORY INCORPORATED
ATTN: STACY FEIT
26901 MALIBU HILLS ROAD
CALABASAS HILLS, CA 91301

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAKE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11644-P37153

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHEESECAKE FACTORY INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. David Overton	☐	☐	☐
1b. Edie A. Ames	☐	☐	☐
1c. Alexander L. Cappello	☐	☐	☐
1d. Jerome I. Kransdorf	☐	☐	☐
1e. Janice L. Meyer	☐	☐	☐
1f. Laurence B. Mindel	☐	☐	☐
1g. David B. Pittaway	☐	☐	☐
1h. Herbert Simon	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D11645-P37153 THE CHEESECAKE FACTORY INCORPORATED Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its virtual Annual Meeting of Stockholders (“Meeting”) to be held on May 28, 2020 at 10:00 A.M. Pacific Daylight Time. Stockholders can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CAKE2020 by using the 16-digit control number which appears on their proxy card (printed in the box and marked by the arrow) and the instructions that accompanied their proxy materials. The undersigned hereby appoints Scarlett May or Matthew Clark, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on March 31, 2020 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 16, 2020 of the 2020 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged. IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. Continued and to be signed on reverse side